Exhibit 2.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

dated as of December 15, 2014

among

DYNACAST INTERNATIONAL, INC.,

PARTNERS GROUP PRECISION INVESTMENT LIMITED,

and

PRECISION SUB, INC.

ii

iii

ANNEXES

Annex I	Common Stock, Series A Preferred Stock, Series B Preferred Stock, Warrants, RSUs and Roll-Over Amounts

EXHIBITS

Exhibit A	Certain Defined Terms
Exhibit B	Form of Guarantee
Exhibit C	Form of Spreadsheet
Exhibit D	Form of Seller Release

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement dated as of December 15, 2014 (this “Agreement”) is among Dynacast International, Inc., a Delaware corporation (the “Company”), Partners Group Precision Investment Limited, a Guernsey limited company (“Buyer”), Precision Sub, Inc., a Delaware corporation (“Buyer Sub”), Izurium Dynacast Ltd., a company incorporated in the British Virgin Islands (“Izurium”), W Capital Dynacast LLC, a Delaware limited liability company, Laurel Crown Dynacast Holdings LLC, a Delaware limited liability company, Tower Square Capital Partners III-A, L.P. a Delaware limited partnership, Kenner Equity Management, LLC, a Delaware limited liability company, Kenner Dynacast Partners L.P. a Delaware limited partnership, Simon J. Newman, Adrian Murphy, David J. Angell, Joseph Ungerhofer, Thomas Kerscher (solely in their respective capacities as holders of the Company’s Securities and not in any other capacity, collectively, the “Common Equityholders”), MIHI LLC, a Delaware limited liability company (solely in its capacity as a holder of the Company’s Securities and not in any other capacity, the “Preferred Equityholder” and collectively with the Common Equityholders, the “Sellers”), and Izurium as Sellers’ Representative for the limited purposes set forth herein. Capitalized terms used but not defined in this Agreement are defined in Exhibit A.

The Sellers are the sole equityholders of the Company, with each Seller owning, as the case may be, that number of (i) shares of common stock, par value $0.001, per share of the Company (the “Common Stock”), (ii) shares of Series A Convertible Redeemable Preferred Stock, par value $0.001, per share of the Company (the “Series A Preferred Stock”), (iii) shares of Series B Redeemable Preferred Stock, par value $0.001, per share of the Company (the “Series B Preferred Stock”), (iv) warrants exercisable for shares of Common Stock (“Warrants”), and (v) restricted stock units representing the right to receive shares of Common Stock (“RSUs” and together with the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock and the Warrants, collectively, the “Securities”) in each case as is set forth opposite such Seller’s name on Annex I attached hereto.

Buyer Sub desires to acquire from the Sellers, and the Sellers desire to sell to Buyer Sub at the Closing, all of the Securities held by Sellers on the terms and conditions set forth herein.

Contemporaneously with the execution and delivery of this Agreement, certain of the Sellers set forth on Annex I (the “Roll-Over Stockholders”) executed agreements pursuant to which each Roll-Over Stockholder agreed to contribute, immediately prior to the Closing, a portion of the capital stock of the Company held by such Roll-Over Stockholder (the “Roll-Over”) valued at the amount set forth opposite their name on Annex I to Buyer (the sum of such amounts, the “Roll-Over Consideration”), in exchange for an indirect interest in Buyer, all on the terms and subject to the conditions set forth in such agreements

Contemporaneously with the execution and delivery of this Agreement, as a condition and material inducement to the Company’s execution and delivery of this Agreement, comPlan Partners Group Investments, L.P. Inc., P3 New IC Ltd, WIN Alt IC Limited, Perennius Global Value 2010, Perennius Global Yield 2011 Private, Partners Group Barrier Reef, L.P., Partners Group Blue Lines IC Limited, Partners Group Direct Investments 2012 (EUR), L.P. Inc., Partners Group Direct Investments 2012 (USD) ABC, L.P., Partners Group Direct Investments 2012 (USD) K, L.P., Partners Group Global Value 2014 (EUR) S.C.A., SICAR, Partners Group

Global Value SICAV, Princess Direct Investments, L.P. Inc. and Kenner Dynacast Partners 2015 L.P. (the “Guarantors”) are executing and delivering to the Company limited guarantees, in the form attached hereto as Exhibit B (the “Guarantees”), pursuant to which, and subject to the terms and conditions thereof, the Guarantors have guaranteed certain of the obligations of Buyer and Buyer Sub.

Accordingly, in consideration of the premises and of the respective representations, warranties, covenants and agreements contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE; CLOSING.

Section 1.1 Purchase and Sale. At the Closing, on the terms and subject to the conditions contained herein, each Seller shall sell to the Buyer Sub, and the Buyer Sub shall purchase from each Seller, all Securities owned by such Seller, free and clear of all Liens, for the consideration set forth in Section 1.2.

Section 1.2 Purchase Price.

(a) Subject to the terms and conditions set forth herein, at the Closing:

(i) In consideration for each share of Common Stock held by a Seller and not contributed at the Roll-Over, such Seller shall receive in accordance with Section 2.1, the Per Share Common Stock Consideration in cash, without interest.

(ii) In consideration for each share of Series A Preferred Stock held by a Seller, such Seller shall receive in accordance with Section 2.1, the Per Share Series A Preferred Stock Consideration in cash, without interest.

(iii) In consideration for each share of Series B Preferred Stock held by a Seller, such Seller shall receive in accordance with Section 2.1, the Per Share Series B Preferred Stock Consideration in cash, without interest.

(iv) In consideration for each share of Common Stock subject to an RSU held by a Seller, such Seller shall receive in accordance with Section 2.1, the Per Share Common Stock Consideration in cash, without interest, subject to applicable withholding as set forth in Section 2.4, and in consideration therefor each such RSU shall be deemed settled and terminated.

(v) In consideration for each Warrant held by a Seller, such Seller shall receive for each share of Common Stock into which such Warrant is exercisable, in accordance with Section 2.1, the Per Share Warrant Consideration in cash, without interest, and in consideration thereof each Warrant shall be deemed settled and terminated.

Section 1.3 Closing. On the terms and subject to the conditions set forth in this Agreement (including without limitation Section 9.1(a)(ii)), the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) at 10:00 a.m., local time, on the fifth Business Day after the first date on which both (i) the conditions precedent to the Closing set forth in Section 7.1, 7.2 and 7.3 are satisfied or waived (other than those conditions precedent that by their terms require the delivery of any documents or the taking of other action at the Closing but subject to the satisfaction or waiver of such conditions precedent at the Closing) and (ii) the Marketing Period has ended; or (b) at such other time, on such other date as may be agreed upon by Buyer and the Company. The date on which the Closing is to occur is herein referred to as the “Closing Date.” The Closing shall take place at the offices of Goodwin Procter LLP, 620 Eighth Avenue, New York, NY 10018 or at such other place as may be agreed upon in writing by Buyer and the Company.

Section 1.4 Deliveries at the Closing.

(a) In addition to the other requirements set forth herein, at the Closing, the Company shall deliver, or cause to be delivered to Buyer the following:

(i) a certificate of the Secretary of the Company certifying as to: (A) the full force and effect of the certificate of incorporation and bylaws of the Company attached thereto as exhibits, (B) the full force and effect of resolutions of the Board authorizing the Company to enter into this Agreement and the other Transaction Documents to which the Company is a party and (C) the incumbency of each officer of the Company who executes Transaction Documents to which the Company is a party;

(ii) a certificate of the Secretary of State of Delaware certifying as to the good standing of the Company in the State of Delaware as of a recent date;

(iii) a release agreement substantially in the form attached hereto as Exhibit D (the “Seller Release”), executed by each Seller.

(iv) a duly executed certificate, in form and substance reasonably satisfactory to Buyer, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing and in accordance with Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h) so that Buyer is not required to withhold any portion of the Purchase Price under Section 1445 of the Code and the regulations thereunder; and

(v) all other instruments and documents reasonably requested by Buyer or Buyer Sub.

(b) In addition to the other requirements set forth herein, at the Closing, Buyer shall deliver or cause to be delivered to the Company the following:

(i) a certificate of the Secretary of Buyer certifying as to: (A) the full force and effect of the organizational documents of Buyer attached thereto as exhibits, (B) the full force and effect of resolutions of Buyer’s board of directors authorizing Buyer to enter into this Agreement and the other Transaction Documents to which Buyer is a party and (C) the incumbency of each officer of Buyer who executes a Transaction Document to which Buyer is a party;

(ii) a certificate of the Secretary of Buyer Sub certifying as to: (A) the full force and effect of the certificate of incorporation and bylaws of Buyer Sub attached thereto as exhibits, (B) the full force and effect of resolutions of Buyer Sub’s board of directors authorizing Buyer Sub to enter into this Agreement and the other Transaction Documents to which Buyer Sub is a party and (C) the incumbency of each officer of Buyer Sub who executes a Transaction Document to which Buyer Sub is a party;

(iii) a certificate of the Secretary of State of Delaware certifying as to the good standing of Buyer in the State of Delaware as of a recent date;

(iv) a certificate of the Secretary of State of Delaware certifying as to the good standing of Buyer Sub in the State of Delaware as of a recent date; and

(v) all other instruments and documents reasonably requested by the Company.

(c) In addition to the other requirements set forth herein, at the Closing, each Seller shall deliver to the Buyer Sub or its designee any certificates or other written documents or instruments representing the Securities owned by such Seller (as set forth on Annex I hereto), duly endorsed or accompanied by appropriate stock powers duly executed in blank or other appropriate transfer documentation.

Section 1.5 Spreadsheet; Closing Calculations. Attached as Exhibit C is a form of the Spreadsheet showing the calculation of Consideration as of the date of this Agreement, based on the parties’ good-faith assumptions with respect to Funded Debt and Company Transaction Expenses as of the date hereof. At least two (2) Business Days prior to the Closing Date, the Sellers’ Representative shall deliver to Buyer true and complete calculations, prepared in good faith in accordance with this Agreement, of (i) an updated Spreadsheet, (ii) the amount of Funded Debt of the Company and its Subsidiaries as of the date of this Agreement and as of immediately prior to the Closing and (iii) the final Company Transaction Expenses. None of Buyer or any of its Affiliates (in directing the Company after the Closing), on the one hand, or the Sellers, on the other, shall be liable to each other in respect of any cash delivered or payment made in accordance with the Spreadsheet.

ARTICLE II

ACTIONS AT CLOSING

Section 2.1 Payment Procedures.

(a) On the Closing Date, Buyer Sub shall, or shall cause the Company to:

(i) repay the Funded Debt listed on Schedule 2.1(a)(i) in accordance with the Payoff Letters;

(ii) pay the Company Transaction Expenses that have not been paid prior to the Closing Date in accordance with the invoices with respect thereto;

(iii) pay the portion of the Common Stock Consideration payable with respect to the RSUs into a payroll account specified by the Company for distribution through its payroll to the holders of the RSUs, subject to any withholding required by applicable Law; and

(iv) pay to each Seller an amount in immediately available U.S. funds equal to the aggregate cash proceeds payable with respect to the Common Stock, Series A Preferred Stock, Series B Preferred Stock and Warrants held by such Seller on the Closing Date in accordance with Section 1.2, such amount to be paid by wire transfer, to the account designated in writing by such Seller prior to the Closing Date.

Section 2.2 Board Actions. On or immediately prior to the Closing Date, the Company shall take all actions, if any, required to fully vest the RSUs effective upon the Closing.

Section 2.3 Warrants. Each Seller holding Warrants agrees that such Warrants shall be cancelled effective upon the delivery of the Warrant Consideration payable in respect of such Warrants to such Seller at the Closing and shall be of no further effect.

Section 2.4 Withholding Rights. The Buyer Sub and the Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Securities any Taxes that are required to be deducted and withheld under the Code, or any provision of any other Tax law. To the extent that amounts are so deducted and withheld by the Buyer Sub or the Company and paid over to the appropriate taxing authority, the amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of such Securities in respect of which such deduction and withholding were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Disclosure SEC Reports, the Company represents and warrants to Buyer and Buyer Sub that:

Section 3.1 Organization, Existence and Good Standing. The Company and each of its Subsidiaries are corporations or other entities duly organized and validly existing as corporations or other entities in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of their respective jurisdiction of organization. The Company and each of its Subsidiaries are qualified to do business as a foreign corporation or other entity and are in good standing (with respect to jurisdictions that recognize the concept of good standing), under the Laws of each state or other jurisdiction listed on Schedule 3.4(b), which are the only jurisdictions in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, require such qualification, except where any failure of the Company or any such Subsidiary to be so qualified and in good standing would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect. The Company has prior to the date of this Agreement delivered or made available to Buyer: (i) true and correct copies of the Certificate of Incorporation and Bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”), and (ii) true and correct copies of the Certificate of Incorporation and Bylaws, or like organizational documents including, where applicable, an extract from the official commercial or companies register maintained for the respective Subsidiary (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries.

Section 3.2 Power and Authority; Authorization. The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is or will at the Closing be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or at the Closing will be a party and the consummation by the Company of the transactions contemplated hereby and thereby have been authorized by all necessary action on the part of the Company. This Agreement has been and, when executed and delivered at the Closing, the other Transaction Documents to which the Company will at the Closing be a party will be, duly executed and delivered by the Company. This Agreement constitutes and, when executed and delivered at the Closing, the other Transaction Documents to which the Company will at the Closing be a party will constitute, assuming the due execution and delivery thereof by Buyer and Buyer Sub, as applicable, the legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 3.3 Non-Contravention. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is or will be a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not: (a) conflict with or violate any provision of the Company Charter Documents or Subsidiary Charter Documents; (b) require any consent, waiver, approval or order of, notice or filing with, or any Permit or other authorization of, or any exemption by, any Government Authority, except in connection with or in compliance with the provisions of the HSR Act and the other Antitrust Laws; (c) except as set forth on Schedule 3.3, and with such exceptions as, individually and in the aggregate, do not have, and are not reasonably likely to have, a material effect on the Company and its Subsidiaries, taken as a whole, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of, give rise to any right to accelerate, terminate, modify or cancel, or require any notice, consent, authorization, approval or waiver under, or result in any other adverse consequence under, any Permit or any Company Contract; (d) result in the imposition of any Lien upon any assets or properties of the Company or any of its Subsidiaries; (e) with such exceptions as, individually and in the aggregate, do not have, and are not reasonably likely to have, a material effect on the Company and its Subsidiaries, taken as a whole, violate or breach the terms of or cause any default under any Law or Order; or (f) with the passage of time, the giving of notice or the taking of any action by another Person, have any of the effects described in clauses (a) through (e) of this Section 3.3.

Section 3.4 Capitalization of the Company.

(a) The authorized capital stock of the Company consists of 300,000 shares of Common Stock and 53,000 shares of preferred stock, par value $0.001 per share, of which 26,500 have been designated Series A Preferred Stock and 26,500 have been designated Series B Preferred Stock. There are 171,500 shares of Common Stock, 26,500 shares of Series A Preferred Stock and 26,500 shares of Series B Preferred Stock issued and outstanding. All of the Company’s issued and outstanding capital stock is duly authorized, validly issued, fully-paid and non-assessable with no personal liability attaching to the ownership thereof and none has been issued in violation of any preemptive right or of any federal or state securities law. Except as set forth on Schedule 3.4(a), there are no outstanding or authorized stock appreciation, stock unit, phantom stock, profit participation or other similar rights with respect to the Company. The relative rights, preferences and other provisions relating to the Series A Preferred Stock, the Series B Preferred Stock and the Common Stock are as set forth in the Company Charter Documents. Except as provided herein, the Company has no obligation to purchase, redeem, or otherwise acquire any of its capital stock or any interests therein, and has not redeemed any shares of its capital stock since December 31, 2011. The Company Capital Stock is owned by the Company Stockholders free and clear of all Liens (other than Liens imposed under applicable securities laws or Liens created by or resulting from actions of Buyer). Schedule 3.4(a) sets forth (i) the name of each holder of RSUs, together with the number of shares subject to such RSUs with respect to each holder, the applicable vesting schedule, if any, and whether such RSUs are vested or will vest by their terms in connection with the transactions contemplated by this Agreement, and (ii) the name of each holder of Warrants, together with the number of shares such Warrants entitle the holder to purchase and the applicable exercise price. Except as set forth on Schedule 3.4(a), none of the securities, options, warrants, rights, calls, subscriptions, agreements, commitments or understandings disclosed in Schedule 3.4(a) is subject to accelerated vesting by reason of the transactions contemplated hereby or any subsequent sale (or change in control) of the Company. Other than as set forth on Schedule 3.4(a), there is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition by the Company of any of its capital stock or any securities convertible into, or other rights to acquire, any such capital stock, (ii) relates to the voting or control of such capital stock or rights, (iii) provides rights to have the Company’s capital stock registered for sale to the public in connection with the Laws of any jurisdiction, or (iv) obligates the Company to grant, offer or enter into any of the foregoing. The Company has no outstanding bonds, debentures or notes the holders of which have the right to vote (or which are convertible into or exercisable for securities have the right to vote) with the stockholders of the Company on any matter. The Spreadsheet when delivered will be accurate, correct and complete in all respects, and will reflect an allocation of the Consideration that is in all respects in accordance with the allocation requirements of the Company’s Charter Documents.

(b) Schedule 3.4(b) sets forth the name and jurisdiction of organization of each Subsidiary of the Company. Except as set forth on Schedule 3.4(b), the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of, or other equity interests in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity interests in, each of its Subsidiaries (the “Subsidiary Shares”), free and clear of any Liens, except for (i) Liens created by this Agreement and (ii) restrictions imposed by applicable securities laws. The Subsidiary Shares are duly authorized, validly issued, fully-paid and non-assessable with no personal liability attaching to the ownership thereof and have not been issued in violation of any preemptive right, any Subsidiary Charter Document or any federal or state securities law. There is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition by any Subsidiary of any of its capital stock or other equity interests or any securities convertible into, or other rights to acquire, any such capital stock or other equity interests, (ii) relates to the voting or control of such capital stock or other equity interests or rights or (iii) obligates any Subsidiary to grant, offer or enter into any of the foregoing. No Subsidiary is in material violation of any of its applicable Subsidiary Charter Documents. Except for its Subsidiaries and as set forth in Schedule 3.4(b), the Company does not own any shares of capital stock of, or any other equity or voting interest in, any other corporation, partnership, association, joint venture or other business entity. All contributions have been made in compliance with applicable Law and have not been repaid or returned in whole or in part, whether open or disguised, directly or indirectly and, to the extent applicable to the relevant Subsidiary, there have not been any payments or transactions in breach of applicable capital contribution or maintenance provisions applicable to the respective Subsidiary. Except as set forth in Schedule 3.4(b) there are no pending registrations to any of the commercial or companies’ registers for the respective Subsidiaries and there are no resolutions or other measures which according to the applicable Law for the respective Subsidiary must be notified or registered in the commercial or companies’ register maintained for such Subsidiary.

Section 3.5 Financial Statements.

(a) Each of the (i) consolidated financial statements, (ii) unaudited consolidated balance sheet as of September 30, 2014 (the “Current Balance Sheet”), and (iii) unaudited consolidated statements of operations, stockholders’ equity and cash flows for the nine-month period ended on such date, contained in the Company SEC Reports (all the foregoing financial statements, including the notes thereto being referred to herein collectively as the (including, in each case, any related notes thereto) (collectively, the “Company Financial Statements”) (i) have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except as indicated in any notes thereto and the unaudited interim financial statements do not contain notes thereto and are subject to normal recurring year-end adjustments); and (ii) fairly present, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company as of the dates and for the periods indicated, in each case in accordance with GAAP consistently applied during such periods subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that consist of only normal recurring accruals (that are not, individually or in the aggregate, material) necessary for such fair presentation.

(b) The Company and each of its Subsidiaries maintain a system of internal accounting controls and procedures that is sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets. Neither the Company nor any of its

Subsidiaries, nor to the Knowledge of the Company, any employee of the Company or any of its Subsidiaries has received written notice of any complaint, allegation or claim, whether written or oral, regarding the accounting and auditing practices, procedures or methodologies of the Company or any of its Subsidiaries or internal accounting controls at the Company or any Subsidiary thereof.

(c) Schedule 3.5(c) sets forth all Debt of the Company and its Subsidiaries (other than intercompany Debt). Except as set forth on Schedule 3.20, neither the Company nor any of its Subsidiaries has any liability in respect of a guarantee of the Debt of any other Person.

(d) The Company has filed or furnished all required Company SEC Reports. Except as set forth on Schedule 3.5(d), no Subsidiary of the Company is required to file any registration statement, prospectus, report, schedule, form, statement or other document with the SEC. None of the Company SEC Reports, as of their respective filing dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the Company SEC Reports, as of their respective filing dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in each case, the rules and regulations promulgated thereunder. To the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. Each of the financial statements (including the related notes and schedules thereto) of the Company included in the Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

(e) Neither the Company nor any of its Subsidiaries has any material liabilities or obligations, except for liabilities and obligations which (a) have been reflected or reserved against in the Company Financial Statements or disclosed in the notes thereto or the Company SEC Reports, (b) have arisen in the Ordinary Course of Business since the date of the Current Balance Sheet or in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, or (c) are performance obligations under the Company Contracts.

(f) The Company and its Subsidiaries are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002. Each of the principal executive officer and the principal financial officer of the Company has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company SEC Reports, and the Company has made available to Buyer a summary of any disclosure made by Company’s management to Company’s auditors and the audit committee of the Board referred to in such certifications. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act of 2002.

(g) The Company maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures are executed only in accordance with authorizations of management and the Board and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company Financial Statements. The Company has evaluated the effectiveness of its internal controls over financial reporting and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(h) The Company has designed “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer. The Company has evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(i) Schedule 3.5(i) sets forth (i) the Funded Debt of the Company and its Subsidiaries as of October 28, 2014, (ii) the Funded Debt of the Company and its Subsidiaries as of the date hereof, and (iii) the Series A Preferred Stock Consideration and the Series B Preferred Stock Consideration calculated as of the date hereof.

Section 3.6 Absence of Certain Changes. Except as set forth on Schedule 3.6, since December 31, 2013, the Company and its Subsidiaries have conducted their businesses only in the Ordinary Course of Business and there has been no:

(a) dividends or distributions by the Company or any Subsidiary of the Company to any Company Securityholder or any of their Affiliates, whether paid or declared;

(b) acceleration of any Debt or any payment of any amounts with respect to any Debt other than the minimum amounts required to be paid pursuant to the terms thereof;

(c) redemptions or repurchases of any capital stock or other equity interests of the Company or any Subsidiary;

(d) waiver or forgiveness of any Debt owed to the Company by any Company Securityholder or any of their Affiliates;

(e) assets, rights or other benefits transferred by the Company or any Subsidiary of the Company to any Company Securityholder or any of their Affiliates;

(f) liabilities assumed or incurred (or indemnities given in respect thereof) by the Company or any Subsidiary of the Company for the benefit of any Company Securityholder or any of their Affiliates;

(g) Lien (other than a Permitted Lien) created over any of the assets of the Company or any Subsidiary of the Company in favor of or for the benefit of any Company Securityholder or any of their Affiliates;

(h) management, monitoring or other shareholder or directors’ fees or bonus or payments of a similar nature paid by or on behalf of the Company or any Subsidiary of the Company for the benefit of any Company Securityholder or any of their Affiliates;

(i) cost or expense (other than management time and expenses) of any Company Securityholder or any of their Affiliates relating to the transactions contemplated by this Agreement (including any transaction or sale bonuses or other similar payments payable as a result of the consummation of the sale of Securities (to any person)) paid by or incurred by the Company or any Subsidiary of the Company to or on behalf of any Company Securityholder or any of their Affiliates, other than any cost or expense included in the Company Transaction Expenses;

(j) Material Adverse Effect on or prior to the date of this Agreement;

(k) failure to pay when due any sum or obligation due by any Company Securityholder to the Company or any of its Subsidiaries;

(l) indemnity granted by the Company or any of its Subsidiaries in favor of any Company Securityholder, other than indemnities provided to directors of the Company who may also be or be affiliated with a Company Securityholder;

(m) agreement or arrangement, or amendment thereto, entered into between any Company Securityholder and the Company or any of its Subsidiaries other than in the Ordinary Course of Business consistent with past practice on arm’s length terms;

(n) incurrence of Debt by the Company or any of its Subsidiaries or mortgage, pledge or subjection to any Lien of any of the assets of the Company or any of its Subsidiaries or purchase of debt securities of others;

(o) grant of loans by the Company or any of its Subsidiaries to, or the purchase of debt securities of, third parties with a principal amount in excess of $50,000;

(p) amendment or modification to, or waiver of any rights by the Company or any of its Subsidiaries or any other Person under, any material Company Contract;

(q) sale or transfer of any of the material assets of the Company or any of its Subsidiaries, other than sales of inventory in the Ordinary Course of Business;

(r) acquisition by the Company or any of its Subsidiaries, other than acquisitions of fixed assets and inventory in the Ordinary Course of Business;

(s) capital of the Company or any of its Subsidiaries created, issued, redeemed, purchased or repaid other than in the Ordinary Course of Business consistent with past practice;

(t) amendment of the Company Charter Documents or the Subsidiary Charter Documents;

(u) (i) issuance, grant or sale of any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries or any other equity security, (ii) issuance, grant or sale of any security, option, warrant, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the issuance, sale, pledge or other disposition of any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries or any other equity security, (iii) entering into of any Contract calling for any transaction referred to in clause (i) or (ii) of this paragraph (u), or (iv) other change in the capital structure of the Company or any of its Subsidiaries;

(v) other than capital expenditures that were set forth in the capital budget provided to Buyer prior to the date of this Agreement or that do not exceed $2,000,000 individually or $10,000,000 in the aggregate, capital expenditures (including expenditures for additions to plant, property and equipment) by the Company or any of its Subsidiaries or appropriations or commitments with respect thereto;

(w) material amendment or adoption of any collective bargaining agreement or other Contract with a labor union, works council or similar organization, except as required by Law;

(x) change or modification to the accounting methods, principles or practices of the Company or any of its Subsidiaries (including tax accounting), except as required by GAAP or a change in Law;

(y) material modification by the Company or any of its Subsidiaries to any of the following: (i) billing and collection policies, procedures and practices with respect to accounts receivable or unbilled charges; (ii) policies, procedures and practices with respect to the provision of discounts, rebates or allowances; or (iii) payment policies, procedures and practices with respect to accounts payable;

(z) physical damage, destruction or loss in an amount exceeding $1,000,000 in the aggregate affecting the Company or any of its Subsidiaries or their respective assets;

(aa) election made (or change to any previous election) relating to Taxes, change to historical practices as to Tax, filing of any amended Tax Return, entrance into any closing agreement relating to Taxes, settlement, compromise of or consent to any claim or assessment relating to Taxes, surrender of any right to claim a refund of Taxes, consent to any waiver of the statute of limitations for any such claim or assessment, or any similar action taken relating to Taxes, in each case either with respect to the Company or any of its Subsidiaries;

(bb) (A) increase in the annual level of compensation of any director, employee or consultant providing services to the Company or any of its Subsidiaries with a base salary in excess of $150,000, except (1) as required by any pre-existing plan, agreement or arrangement or (2) in the Ordinary Course of Business for employees who are not officers or directors, included as part of the Company’s and its Subsidiaries’ normal periodic performance reviews and related compensation and benefit increases, (B) grant or payment of any unusual or extraordinary bonus (including, without limitation, any transaction, sale, or change of control bonus related to the transactions contemplated by this Agreement), benefit or other direct or indirect compensation to any director, employee or consultant providing services to the Company or any of its Subsidiaries, (C) material amendment made to any Benefit Plan, (D) adoption or any new Benefit Plan, except as required by Law, (E) new employment, deferred compensation, severance, consulting, non-competition, indemnification, change in control, retention or similar agreement (or amendment of any such agreement) has been entered into with any director, employee, consultant providing services to the Company or any of its Subsidiaries with a base salary in excess of $150,000, except as required by Law or by the existing terms of any Benefit Plan; or

(cc) any authorization, approval, agreement or commitment to do any of the foregoing.

Section 3.7 Compliance with Law; Litigation; Orders. Except as set forth on Schedule 3.7:

(a) The Company and its Subsidiaries and, to the Knowledge of the Company, each of their respective officers, directors or employees (in their capacities as such) are in compliance, and since December 31, 2011 have been in compliance, in all material respects with applicable Laws. Since December 31, 2011, no Government Authority has issued any notice or notification stating that the Company or any of its Subsidiaries is not in any material respect in compliance with any Law or Order.

(b) There is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that would be material to the Company and its Subsidiaries, taken as a whole. There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries is, or since December 31, 2011 has been, subject to any Order that is material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order.

Section 3.8 Permits. The Company and its Subsidiaries hold, to the extent legally required to operate their businesses as such businesses are currently operated, all Permits, except any Permits for which the failure to obtain or hold such Permits would not be material to the Company and its Subsidiaries, taken as a whole. No suspension or cancellation of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for such suspensions or cancellations as would not be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries are in compliance, and since December 31, 2011 have been in compliance, in all material respects with all such Company Permits.

Section 3.9 Taxes. Except as set forth on Schedule 3.9:

(a) All income and other material Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries have been timely filed, and all such Tax Returns are true, complete and correct in all material respects.

(b) All income and other material amounts of Taxes due and payable by the Company and its Subsidiaries have been paid.

(c) All deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of the Company or any of its Subsidiaries have been fully paid or otherwise resolved, and there are no audits or investigations by any taxing authority in progress, and neither the Company nor any of its Subsidiaries has received any written notice from any taxing authority or is otherwise aware that it intends to conduct such an audit or investigation. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of income Taxes or other material Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) During the two (2) years preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify, in whole or in part, for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f) Neither the Company nor any of its Subsidiaries (A) is or has been in the past five (5) years a member of a group (other than a group the common parent of which is the Company and/or any Subsidiary and includes only the Company and/or Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar income Tax Return or (B) has any liability for Taxes of any Person (other than the Company or any of its Subsidiary) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any of its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation, sharing, indemnity, reimbursement or similar agreement or arrangement with any third-parties (other than any customary Tax indemnification provisions in ordinary course commercial agreements the primary subject matter of which is not Tax matters).

(h) No written claim has been made by any Tax authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return and neither the Company nor any of its Subsidiaries is aware of any reason that it is or may be subject to Tax by such jurisdiction other than any such claims that have been resolved.

(i) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” or “a transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b) or any similar provision of state, local or non-U.S. Law.

(j) Neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; (vii) election made under Section 108(i) of the Code prior to the Closing; or (viii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company from any period ending on or before the Closing Date to any period ending after such date.

(k) Neither the Company nor any of its Subsidiaries would be required to include any material amount in income under Section 951 of the Code with respect to any of the Company’s foreign Subsidiaries if the taxable year for such foreign Subsidiaries were deemed to close on the Closing Date. Each of the Company and each of its Subsidiaries has filed all material reports and has created and/or retained all material records required under Sections 6038, 6038B, 6038C, 6046 and 6046A of the Code. Neither the Company nor any of its Subsidiaries is, or has any interest in, a “passive foreign investment company” within the meaning of Section 1297 of the Code. Neither the Company nor any Subsidiary is a party to a gain recognition agreement under Section 367 of the Code. Each of the Company and each of its Subsidiaries, if applicable, has made available to Buyer all documentation relating to any Tax holidays or incentives currently applicable to the Company or any of its Subsidiaries, as applicable. Each of the Company and each of its Subsidiaries, if applicable, is in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transaction contemplated in this Agreement. Except to the extent reserved for in the Company Financials Statements, all related party transactions involving the Company or any of its Subsidiaries are at arm’s length in compliance with Section 482 of the Code (and the Treasury Regulations promulgated thereunder) and any similar provision of state, local or foreign Tax law. Neither the Company nor any of its Subsidiaries is a party to any cost-sharing agreement or similar arrangement. Each of the Company and each of its Subsidiaries has maintained in all material respects all necessary documentation in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of state, local or non-U.S. law. Neither the Company, nor any of its Subsidiaries nor any “dual resident corporation” (within the meaning of Section 1503(d) of the Code) in which the Company is considered to hold an interest, has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(l) The Current Balance Sheet reflects all material liabilities for unpaid Taxes of the Company and its Subsidiaries for periods (or portions of periods) through the date of the Current Balance Sheet and the unpaid Taxes of the Company and its Subsidiaries will not exceed that reserve as adjusted for ordinary course operations and transactions through the Closing Date in accordance with past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(m) The Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(n) Each of the Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owning to any employee, independent contractor, creditor, stockholder, or other third party and all applicable forms with respect thereto have been properly completed and timely filed.

Section 3.10 Environmental Matters.

(a) Except as set forth in Schedule 3.10(a), the Company and its Subsidiaries are in compliance in all material respects with all Environmental Laws.

(b) The Company and its Subsidiaries have all Environmental Permits, except any Permits for which the failure to obtain or hold such Permits would not be material to the Company and its Subsidiaries, taken as a whole.

(c) Except as set forth in Schedule 3.10(c), there are no pending or, to the Knowledge of the Company, threatened Environmental Claims against the Company or any of its Subsidiaries.

(d) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has discharged, disbursed, released, stored, treated, generated, disposed of or allowed to escape any Hazardous Substances on, in or under the Owned Real Property, the Leased Real Property or any real property formerly owned, leased or operated by the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has received any written notice, request for information, order, claim, or demand from any Government Authority with respect to the generation, storage, release, or removal of any Hazardous Substances within the past three (3) years.

(f) The Company has made available to Buyer all material environmental audits, studies, reports, analyses and results of investigations that are in the possession, custody or reasonable control of the Company or any of its Subsidiaries with respect to the Leased and Owned Real Property and any real property formerly owned, leased or operated by the Company or any of its Subsidiaries.

Section 3.11 Material Contracts.

(a) Schedule 3.11(a) lists each of the following Contracts to which the Company or any of its Subsidiaries is a party (such Contracts being referred to as the “Material Contracts”):

(i) all Company Contracts for or relating to any Debt;

(ii) all Company Contracts granting any Person a Lien;

(iii) all Company Contracts providing for the grant of any preferential rights to purchase or lease any of the assets of the Company or any of its Subsidiaries;

(iv) all Company Contracts that are leases for real property;

(v) all Company Contracts to which the Company or any of its Subsidiaries is a party providing for aggregate annual payments to or by the Company or any Subsidiary (contingent or otherwise, including milestones, earn-outs, contingent payments and other future payment obligations) in excess of $2,000,000, other than purchase orders issued or received in the Ordinary Course of Business;

(vi) all Company Contracts (A) containing non-competition, non-solicitation or other limitations restricting the conduct of the business of the Company or any of its Subsidiaries, or the ability of the Company or any of its Subsidiaries to compete with any Person or to solicit the employees or customers of any Person, (B) that grants to the other party or any third party “most favored nation” status or (C) that grants to the other party or any third party any exclusive right or rights or in which any third party grants the Company or any of its Subsidiaries any exclusive right or rights;

(vii) all Company Contracts for indemnification outside the Ordinary Course of Business;

(viii) all written employment or consulting agreements providing for either (A) annual salaries equal to or greater than $50,000 or (B) severance benefits not required by applicable Law equal to or greater than $50,000;

(ix) all stockholder agreements to the extent not terminated at Closing;

(x) all Company Contracts with officers and directors of the Company or any of its Subsidiaries and Company Stockholders, or any of their Affiliates, to the extent not terminated at Closing;

(xi) all partnership, joint venture and similar Contracts to which the Company or any of its Subsidiaries is a party;

(xii) all Company Contracts relating to the acquisition or disposition of any business since July 19, 2011;

(xiii) all Contracts restricting dividends or other distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries; and

(xiv) all Contracts under which the Company or any of its Subsidiaries has been granted a license to any Intellectual Property Rights or under which the Company or any of its Subsidiaries has granted a license to any Company Intellectual Property, other than (A) nonexclusive Contracts for Intellectual Property Rights with respect to commercially-available technology; (B) Contracts with employees or individual independent contractors for the assignment of, or license to, Intellectual Property Rights entered in to in the Ordinary Course of Business; (C) confidentiality or nondisclosure Contracts entered into in the Ordinary Course of Business; (D) Contracts for the purchase or use of generally commercially available equipment or materials; (E) Contracts that are ancillary to the purchase or use of equipment or materials (e.g., support and maintenance contracts); and (F) Contracts involving payments by the Company or any of its Subsidiaries of less than $1,000,000 per year.

(b) The Company has made available true and complete copies of each Contract disclosed on Schedule 3.11(a). With respect to the Material Contracts: (i) all of the Material Contracts are in full force and effect and are valid and binding on and enforceable against the Company or its Subsidiaries, as applicable, in accordance with their terms and, to the Knowledge of the Company, on and against the other parties thereto (except where such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding equity or at law)); (ii) none of the Company or any Subsidiary of the Company, or to the Knowledge of the Company, any other party to any Material Contract, is in breach of, or default under, any Material Contract; (iii) neither the Company nor any of its Subsidiaries has waived any right under any Material Contract; (iv) no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a material breach of, or material default under, any Material Contract; (v) to the Knowledge of the Company, there are no unresolved disputes under any of the Material Contracts that are reasonably likely to result in either (x) a material reduction in price or volume under such Material Contract or (y) cancellation of such Material Contract; and (vi) neither the Company nor any of its Subsidiaries has given to or received from any other Person, any written notice or other written communication regarding any actual, alleged, possible or potential material violation or material breach or, or default under, any Material Contract.

Section 3.12 Real Property.

(a) Schedule 3.12(a) lists all real property owned by the Company or any of its Subsidiaries. The real property required to be listed in Schedule 3.12(a) is referred to as the “Owned Real Property.”

(b) Schedule 3.12(b) lists all real property leases. The real property required to be listed in Schedule 3.12(b) is referred to as the “Leased Real Property.” Copies of all written (and summaries of all oral) real property leases have been provided to the Buyer and Buyer Sub prior to the date of this Agreement.

(c) Except as set forth in Schedule 3.12(c), with such exceptions as, individually and in the aggregate, are not reasonably likely to be material to the Company and its Subsidiaries, taken as a whole:

(i) the Owned Real Properties and the Leased Real Properties and their condition are suitable for their current use by the Company and its Subsidiaries;

(ii) all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Owned Real Properties and, to the Knowledge of the Company, the Leased Real Property are in good condition, ordinary wear and tear excepted and are suitable for their current use;

(iii) there are adequate sanitary and storm sewer, public water, gas, electrical, telephone and other utilities and facilities at each of the Owned Real Properties and, to the Knowledge of the Company, Leased Real Properties, and neither the Company nor any of its Subsidiaries has received notice from any provider of such services of any changes required to any facilities used in connection with such utilities. To the Knowledge of the Company, there are no pending or threatened moratoriums or restrictions that are reasonably likely to adversely affect the cost or availability of any public utilities;

(iv) the Company and each of its Subsidiaries have good and valid title to, or in the case of Leased Real Property, valid leasehold interests in, the Owned Real Property and Leased Real Property free and clear of all Liens, except Permitted Liens;

(v) there are no pending condemnation, eminent domain, or any other taking by public authority with or without payment of consideration therefor or similar actions with respect to any of the Owned Real Properties, or, to the Knowledge of the Company, any of the Leased Real Properties, nor has any notice of such a proposed condemnation been received by the Company or any of its Subsidiaries;

(vi) none of the Owned Real Properties is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use or occupancy of such Owned Real Property or any part thereof, and there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any interest therein; and

(vii) the Company or one of its Subsidiaries has the right to conduct its business in each Leased Real Property for the remaining term of the applicable real property lease.

Section 3.13 Intellectual Property.

(a) Schedule 3.13(b) lists the following Company Intellectual Property: (i) all registered Trademarks and applications therefor; (ii) all Patents and applications therefor, and (iii) all registered Copyrights and applications therefor (clauses (i), (ii) and (iii) collectively, the “Company Registered Intellectual Property”), in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located, (C) the status of such application/registration, and (D) the application or registration number. To the Knowledge of the Company, no material item of Company Registered Intellectual Property is invalid or unenforceable.

(b) In each case in which the Company or any of its Subsidiaries has acquired ownership of any Intellectual Property Rights that are Company Registered Intellectual Property from another Person, the Company or one of its Subsidiaries has obtained a valid written assignment sufficient to transfer all rights in and to all such Company Registered Intellectual Property to the Company or such Subsidiary, as applicable.

(c) The Company and its Subsidiaries own all right, title and interest in the Company Intellectual Property, free and clear of all Liens other than Permitted Liens.

(d) Neither the Company nor any Subsidiary has granted any current or contingent right, license or interest in or to the source code of the Company Products, and since the Company and the Subsidiaries developed the source code of the Company Products, neither the Company nor any Subsidiary has provided or disclosed the source code of the Company Products to any person or entity.

(e) To the Knowledge of the Company, the operation of the Company’s or its Subsidiaries’ business as currently conducted is not infringing upon or otherwise misappropriating the Intellectual Property Rights (other than Trademarks) of any other Person. The operation of the Company’s or its Subsidiaries’ business as currently conducted is not infringing upon or otherwise misappropriating the Trademarks of any other Person. To the Knowledge of the Company, no Person is infringing upon or otherwise misappropriating any Company Intellectual Property.

(f) There is no action pending or, to the Knowledge of the Company, threatened by or before any Government Authority against the Company or any of its Subsidiaries with respect to any alleged infringement or other misappropriation by the Company or any of its Subsidiaries of the Intellectual Property Rights of a third Person. There is no pending or, to the Knowledge of the Company, threatened claim challenging the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any of the Company Registered Intellectual Property.

(g) With respect to any publicly available website owned, maintained or operated at the time hereof or on behalf of the Company or its Subsidiaries, (i) the Company and its Subsidiaries are in compliance, in all material respects, with its posted privacy policies and applicable Laws, (ii) the Company and its Subsidiaries collect, access, store, process, transfer and dispose of personally identifiable information collected by such website in a secure manner using industry standard technical measures; and (iii) such privacy policies do not prohibit the transfer of personally identifiable information in connection with the transactions contemplated by this Agreement. To the Knowledge of the Company, neither the Company nor its Subsidiaries nor their service providers have suffered any breach in security that has permitted any unauthorized access to personally identifiable information.

Section 3.14 Title; Condition of Assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) except as set forth on Schedule 3.14(a), the Company or one of its Subsidiaries has good title to, or valid leasehold interests in, all of the assets owned by them free and clear of all Liens;

(b) the tangible property and tangible assets that are owned or leased by the Company and its Subsidiaries, or that they otherwise have the right to use, constitute, in all material respects, all of the property and assets used or held for use in the conduct of the business of the Company as currently conducted by the Company and its Subsidiaries as an independent going concern immediately after the Closing.

Section 3.15 Employment-Related Matters.

(a) Except as set forth on Schedule 3.15(a), neither the Company nor any of its Subsidiaries is party to a collective bargaining agreement or other Contract with a labor union, trade union, works council or other labor organization including, without limitation, reconciliation of interest agreements, social plan agreements and any collective arrangements, whether in the form of general commitments, standard terms of employment, works council agreements, collective bargaining agreements or in any other legal form. Except as would not be material to the Company and its Subsidiaries, taken as a whole: (i) there is no labor strike, organized work stoppage, lockout or other labor controversy presently pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries involving any of the Employees; (ii) to the Knowledge of the Company, there is no union organization campaign relating to any Employees; and (iii) there is no unfair labor practice charge or complaint by any of the Employees against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any other Government Authority.

(b) Except as set forth on Schedule 3.15(b)

(i) The Company and each of its Subsidiaries are, and for the past four (4) years, have been, in all material respects, in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, the proper classification and treatment of employees as exempt or non-exempt, the proper classification and treatment of any independent contractor who has in the past or currently provides service to the Company or its Subsidiaries, immigration, child labor, workers’ compensation, occupational health and safety, employee privacy, and wages and hours;

(ii) The Company and its Subsidiaries do not have, nor ever incurred, any liabilities under WARN; and

(iii) None of the employment policies or practices of the Company or any of its Subsidiaries is currently being audited or, to the Knowledge of the Company, investigated, subject to imminent audit or investigation by any Government Authority.

(c) Except as set forth on Schedule 3.15(c), neither the Company nor any of its Subsidiaries is required to consult with, provide notice to, or seek opinion from any works council, union or other employee representative body prior to the execution of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.16 Employee Benefit Plans.

(a) Schedule 3.16(a) lists each (i) employee benefit plan (within the meaning of Section 3(3) of ERISA), (ii) any other employee benefit plan, agreement, policy or arrangement, including any equity incentive, severance, employment, change-in-control, bonus, incentive, deferred compensation, profit sharing, pension, or retirement plan, agreement, policy or arrangement, and (iii) any employment, indemnification, consulting, severance or change-in control agreement, in each case, which is sponsored or maintained by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries sponsors, maintains, contributes or is required to contribute, on behalf of current or former employees, consultants or directors of the Company or its Subsidiaries or their beneficiaries or dependents, whether or not written. All such plans, arrangements and policies shall be collectively referred to as the “Benefit Plans.” Each Benefit Plan that is maintained outside the jurisdiction of the United States (a “Non-U.S. Benefit Plan”) is indicated as such on Schedule 3.16(a).

(b) With respect to each Benefit Plan, the Company has delivered to Buyer complete and correct copies of the following: (i) all plan documents (including all written amendments and attachments thereto); (ii) written summaries of any Benefit Plan not in writing; (iii) all related trust documents; (iv) all insurance contracts or other funding arrangements; (v) the most recent annual report (Form 5500) filed with the United States Internal Revenue Service; (vi) the most recent determination letter (or opinion letter for any prototype plan) from the United States Internal Revenue Service for any Benefit Plan that is intended to qualify under Section 401(a) of the Code; (vii) the most recent summary plan description and summary of any material modifications thereto; and (viii) all material written communications received from or sent to any Governmental Entity in the past three (3) years.

(c) (i) Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and in compliance with all applicable Laws, including but not limited to ERISA and the Code; (ii) each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or with respect to a prototype plan, can rely on a favorable opinion letter from the Internal Revenue Service), and to the Knowledge of the Company, nothing has occurred since the date of such favorable determination (or opinion) letter which would adversely affect the qualified status of such plan; and (iii) all contributions and premium payments required to have been paid under or with respect to any Benefit Plan have been timely paid. Neither the Company nor its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Person for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(d) Schedule 3.16(d) lists each Benefit Plan (and each plan sponsored, maintained or contributed to by an ERISA Affiliate) (a “Pension Plan”) that is subject to Title IV of ERISA or any similar non-U.S. Law (other than a Multiemployer Plan, as defined below). As to Section 412 of the Code, or Section 302 of ERISA, such Pension Plan, (i) there has been no event or condition that constitute grounds for termination by the Pension Benefit Guaranty Corporation (“PBGC”); (ii) no notice of intent to terminate any such Benefit Plan has been filed with the PBGC or distributed to participants and no amendment terminating any such plan has been adopted; (iii) there has been no failure to satisfy the minimum funding standards, whether or not waived, imposed by Section 302 of ERISA or Sections 412 or 430 of the Code; (iv) no reportable event within the meaning of Section 4043 of ERISA (for which the 30-day notice requirement has not been waived by the PBGC) has occurred within the past six (6) years; (v) there has been no cessation of operations at a facility subject to the provisions of Section 4062(e) of ERISA within the last six (6) years; (vi) no Lien has arisen under ERISA or the Code, or is likely to arise, on the assets of the Company or its Subsidiaries, and (vii) no liability (including liability pursuant to Section 4069 of ERISA but excluding premiums to the PBGC due but not yet delinquent) under Title IV of ERISA has been or is reasonably expected to be incurred by the Company or its Subsidiaries. Except as set forth on Schedule 3.16(d)(ii), the actuarial present value of the accumulated plan benefits (whether or not vested) under each Pension Plan as of the last day of its most recent plan year did not exceed the market value of the assets allocable thereto, and, since such date, there has been no material adverse change in the financial condition of any Pension Plan.

(e) None of the Benefit Plans is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or any similar non-U.S. law (“Multiemployer Plan”), and none of the Company or any of its Subsidiaries nor any entity which is considered a single employer with the Company or its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) has at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan.

(f) No event has occurred and no condition exists with respect to any employee benefit plan or arrangement currently or previously maintained or contributed to by any ERISA Affiliate which could subject the Company or its Subsidiaries, or the Buyer or any of their respective employees, directly or indirectly (through an indemnification agreement or otherwise), to liability, including but not limited to liability under Sections 412, 430, 4971 or 4980B of the Code, Section 302 or Title IV of ERISA.

(g) No Benefit Plan provides for health, life insurance or other welfare benefits to retirees or other terminated employees of the Company or its Subsidiaries, other than continuation coverage required by Section 4980B of the Code or Sections 601-608 of ERISA or any similar applicable Law.

(h) (i) There are no actions, suits or claims (other than routine claims for benefits in the Ordinary Course of Business) pending or, to Knowledge of the Company, threatened, with respect to any Benefit Plan, and (ii) no audit or, to the Knowledge of the Company, investigation by any Government Authority is pending, or to the Knowledge of the Company, threatened, with respect to any Benefit Plan.

(i) Except as set forth in Schedule 3.16(i), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, will (i) increase the amount of benefits otherwise payable under any Benefit Plan, (ii) result in the acceleration of the time or payment, exercisability, funding or vesting of any such benefits, or (iii) result in any payment (whether severance pay or otherwise) becoming due to, or with respect to, any current or former employee, officer or director of the Company or its Subsidiaries. Except as set forth in Schedule 3.16(i), no payment or series of payments that would constitute a “parachute payment” (within the meaning of Section 280G of the Code) has been made or will be made by the Company, directly or indirectly, to any employee in connection with the execution of this Agreement or as a result of the consummation of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any Person for any excise taxes, interest or penalties incurred pursuant to Section 4999 of the Code.

(j) Except as would not have a material effect on the Company and its Subsidiaries, taken as a whole, with respect to each Non-U.S. Benefit Plan: (i) each such plan has been registered to the extent required with the appropriate Government Authority and has remained in good standing with the appropriate Government Authority, (ii) if intended to qualify for special tax treatment, each such plan meets all requirements of such treatment, and, in each case, there are no existing circumstances and no events have occurred that could adversely affect such registration or qualification, and (iii) all amounts required to be reserved under each book reserved Non-U.S. Plan have been so reserved in accordance with GAAP or relevant Local GAAP applicable to the respective Subsidiary.

(k) There are no transaction, sale or change of control bonuses or other similar payments payable as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement other than the accelerated vesting and payment of the RSUs.

Section 3.17 Insurance. Schedule 3.17 lists each material insurance policy maintained by the Company or its Subsidiaries, including the name of the insurer, type of policy and policy number (the “Insurance Policies”). The Insurance Policies are in full force and effect as of the dates indicated on Schedule 3.17, all premiums due and payable thereon have been paid, and neither the Company nor any of its Subsidiaries is in material breach or material default thereunder. Since December 31, 2011, neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation or denial of coverage or reservation of rights with respect to any material Insurance Policy maintained by the Company or its Subsidiaries or any material claim made pursuant to such Insurance Policy. To the Company’s Knowledge, none of the current or previous insurers of the Company or its Subsidiaries is insolvent. To the Company’s Knowledge, none of the Insurance Policies nor any past insurance policy of the Company or its Subsidiaries has had an aggregate liability limit materially reduced or otherwise impaired by a claim.

Section 3.18 Related Party Transactions. Except as set forth on Schedule 3.18, no equityholder, Affiliate, employee, officer or director of the Company or any of its Subsidiaries is a party to any Contract, agreement or transaction with the Company or any of its Subsidiaries other than with respect to employment, the payment of compensation, benefits and incentives to officers and directors (or the equivalent) in the Ordinary Course of Business. No equityholder,

Affiliate, employee, officer or director of the Company or any of its Subsidiaries has, or within the past twelve (12) months has had, any direct or indirect interest in any asset used in or otherwise relating to the business of the Company or its Subsidiaries.

Section 3.19 Brokers or Finders. Except for fees payable to Morgan Stanley & Co. LLC, neither the Company nor any of its Subsidiaries has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement for which the Company or any of its Subsidiaries is responsible.

Section 3.20 Customers and Suppliers. Schedule 3.20 lists (a) the twenty (20) largest customers (measured by aggregate one-year sales for each product and service contracted for) of the Company and its Subsidiaries (on a consolidated basis) for the nine (9) months ended September 30, 2014 and (b) the twenty (20) largest suppliers of materials, products or services (measured by the aggregate amount purchased) of the Company and its Subsidiaries (on a consolidated basis) for the nine (9) months ended September 30, 2014. To the Company’s Knowledge, except as set forth on Schedule 3.20, since the date of the Current Balance Sheet, no customer or supplier listed on Schedule 3.20 has delivered written notice that it intends to cease doing business with the Company and its Subsidiaries or materially adversely alter the terms upon which it is willing to do business with the Company and its Subsidiaries.

Section 3.21 Compliance with Foreign Corrupt Practices Act. The Company and its Subsidiaries are, and at all times have been, in compliance in all material respects with the provisions of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and each other anti-corruption or anti-bribery Law binding on the Company or its Subsidiaries. None of the Company, its Subsidiaries nor, to the Company’s Knowledge, any of their Affiliates, directors, officers, agents, employees or other Persons acting on behalf of the Company or its Subsidiaries has, directly or indirectly, paid, offered or promised to pay, or authorized payment of, any monies or any other thing of value to any government official or employee (including employees of government-owned or controlled entities) or any political party or candidate for political office (collectively, a “Proscribed Recipient”) for the purpose of, (i) influencing any act or decision of such Proscribed Recipient, (ii) inducing such Proscribed Recipient to do or omit to do any act in violation of the lawful duty of such Proscribed Recipient, or to use his, her or its influence with a Government Authority to affect or influence any act or decision of such Government Authority or (iii) assisting in obtaining or retaining business for or with, or directing business to, any Person.

Section 3.22 Export Control Laws. Except as set forth on Schedule 3.22, the Company and its Subsidiaries (i) are, and at all times, have been, in compliance in all material respects with all applicable U.S. Export and Import Laws and Foreign Export and Import Laws; and (ii) have all import and export licenses required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws to conduct their business in the Ordinary Course of Business.

Section 3.23 Warranty. Since June 19, 2011 there have not been any, and there are no currently existing, nor to the Knowledge of the Company, threatened, material claims against the Company or any of its Subsidiaries relating to any work performed by the Company or any of its Subsidiaries, product liability, warranty or other similar claims against the Company or any of its

Subsidiaries alleging that any products or services that the Company or any of its Subsidiaries distributes, services, markets, sells or produces for itself, a customer or a third party (each such product or service shall be referred to herein as a “Company Product”) is defective or fails to meet any product or service warranties. To the Knowledge of the Company, the Company has no liabilities for warranty or other claims or returns with respect to any Company Product which could reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

Each Seller, severally and not jointly, with respect to itself or himself only, represents and warrants to the Buyer and Buyer Sub on the date hereof and as of the Closing Date that:

Section 4.1 Organization, Existence and Good Standing. If such Seller is an entity, such Seller is a corporation or other entity duly incorporated or formed, as the case may be, and validly existing as a corporation or other entity in good standing under the laws of the jurisdiction of its organization, and such Seller is qualified to do business as a foreign corporation or other entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it require such qualification, except where any failure of such Seller to be so qualified and in good standing would not, individually or in the aggregate, have or be reasonably likely to have a material adverse effect on the ability of such Seller to perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

Section 4.2 Power and Authority; Authorization. If such Seller is an entity, such Seller has all requisite corporate or other power and authority, and if such Seller is an individual person, the legal authority, to execute, deliver and perform this Agreement and the other Transaction Documents to which such Seller is a party and to consummate the transactions contemplated hereby and thereby. If such Seller is an entity, the execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is or at the Closing will be a party and the consummation by such Seller of the transactions contemplated hereby and thereby have been authorized by all necessary action on the part of such Seller. This Agreement has been and, when executed and delivered at the Closing, the other Transaction Documents to which such Seller is a party will be, duly executed and delivered by such Seller, as applicable. This Agreement constitutes and, when executed and delivered at the Closing, the other Transaction Documents to which such Seller is a party will constitute, the legal, valid and binding obligation of such Seller, as applicable, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.3 No Conflicts. The execution and delivery by such Seller of this Agreement and the other Transaction Documents to which it is or will be a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby will not and shall not: (a) if such Seller is an entity, conflict with or violate any provision of the certificate of incorporation or bylaws of such Seller; (b) require any consent, waiver, approval or order of, notice or filing with, or any Permit or other authorization of, or any exemption by, any Government Authority, except in connection with or in compliance with the provisions of the HSR Act and the other Antitrust Laws; (c) with such exceptions as, individually and in the aggregate, do not have, and are not reasonably likely to have, a material adverse effect on the ability of such Seller to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of, give rise to any right to accelerate, terminate, modify or cancel, or require any notice, consent, authorization, approval or waiver under, or result in any other adverse consequence under, any Permit or any Company Contract; (d) result in the imposition of any Lien upon any assets or properties of the Company or any of its Subsidiaries; (e) violate or breach the terms of or cause any default under any Law that would have a material adverse effect on the ability of such Seller to perform its obligations under this Agreement and the other Transaction Documents to which it is a party; or (f) with the passage of time, the giving of notice or the taking of any action by another Person, have any of the effects described in clauses (a) through (e) of this Section 5.3.

Section 4.4 Litigation. There is no Proceeding pending or, to the knowledge of such Seller, threatened against such Seller at law or in equity, before any Government Authority that is, individually or in the aggregate, reasonably likely to have a material adverse effect on the ability of such Seller to perform its obligations hereunder or under any of the other Transaction Documents.

Section 4.5 Ownership, Title to Securities. Such Seller is the lawful owner, of record and beneficially, of the Securities owned by such Seller listed opposite such Seller’s name on Annex II and has good title to such Securities, free and clear of any Lien. Upon Closing, Buyer shall acquire good title to Securities owned by such Seller, free and clear of all Liens.

Section 4.6 Brokers or Finders. Except as set forth on Schedule 4.10, such Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement for which the Company will be responsible prior to the consummation of the Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING BUYER AND BUYER SUB

Buyer and Buyer Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization, Existence and Good Standing. Each of Buyer and Buyer Sub is a corporation or limited company duly incorporated and validly existing as a corporation or limited company in good standing under the laws of the State of Delaware or the Bailiwick of Guernsey, and each of Buyer and Buyer Sub is qualified to do business as a foreign corporation or other entity and is in good standing, under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, require such qualification, except where any failure of Buyer or Buyer Sub to be so qualified and in good standing would not, individually or in the aggregate, have or be reasonably likely to have a material adverse effect on the ability of Buyer and Buyer Sub to perform their obligations under this Agreement and the other Transaction Documents.

Section 5.2 Power and Authority; Authorization. Buyer and Buyer Sub have, respectively, all requisite corporate or limited company power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which either is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer and Buyer Sub of this Agreement and the other Transaction Documents to which either is or at the Closing will be a party and the consummation by Buyer and Buyer Sub of the transactions contemplated hereby and thereby have been authorized by all necessary action on the part of Buyer and Buyer Sub. This Agreement has been and, when executed and delivered at the Closing, the other Transaction Documents to which Buyer or Buyer Sub is a party will be, duly executed and delivered by Buyer or Buyer Sub, as applicable. This Agreement constitutes and, when executed and delivered at the Closing, the other Transaction Documents to which Buyer or Buyer Sub is a party will constitute, the legal, valid and binding obligation of Buyer or Buyer Sub, as applicable, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.3 No Conflicts. The execution and delivery by each of Buyer and Buyer Sub of this Agreement and the other Transaction Documents to which it is or will be a party, the performance by each of Buyer and Buyer Sub of its obligations hereunder and thereunder and the consummation by each of Buyer and Buyer Sub of the transactions contemplated hereby and thereby do not and shall not: (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Buyer or Buyer Sub; (b) require any consent, waiver, approval or order of, notice or filing with, or any Permit or other authorization of, or any exemption by, any Government Authority, except in connection with or in compliance with the provisions of the HSR Act and the other Antitrust Laws; (c) with such exceptions as, individually and in the aggregate, do not have, and are not reasonably likely to have, a material effect on Buyer and Buyer Sub, taken as a whole, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of, give rise to any right to accelerate, terminate, modify or cancel, or require any notice, consent, authorization, approval or waiver under, or result in any other adverse consequence under, any Permit or any Company Contract; (d) result in the imposition of any Lien upon any assets or properties of the Company or any of its Subsidiaries; (e) violate or breach the terms of or cause any default under any Law; or (f) with the passage of time, the giving of notice or the taking of any action by another Person, have any of the effects described in clauses (a) through (e) of this Section 5.3.

Section 5.4 No Prior Activities. Buyer Sub has not engaged in any business or activities. As of the Closing, Buyer Sub’s common stock will be the only class or series of its capital stock that is issued and outstanding. All of such stock will be owned directly by Buyer.

Section 5.5 Litigation. There is no Proceeding pending or, to the knowledge of Buyer or Buyer Sub, threatened against Buyer or Buyer Sub at law or in equity, before any Government Authority that is, individually or in the aggregate, reasonably likely to have a material adverse effect on the ability of Buyer or Buyer Sub to perform its obligations hereunder or under any of the other Transaction Documents.

Section 5.6 Financing. Buyer has prior to the date of this Agreement delivered to the Company copies, as of the date of this Agreement, of: (a) executed equity commitment letters (the “Equity Funding Letters”) from certain parties (the “Equity Providers”) to provide, subject to the terms and conditions therein, equity financing in the aggregate amounts set forth therein (being collectively referred to as the “Equity Financing”), and (b) executed debt commitment letters and redacted fee letters (the “Debt Commitment Letters” and, together with the Equity Funding Letters, the “Financing Letters”) from the financial institutions identified therein (together with their Affiliates, equityholders, members, officers, directors, employees and representatives involved in the Debt Financing and their successors and assigns, the “Debt Financing Source”, together with the Equity Providers, the “Financing Sources”) to provide, subject to the terms and conditions therein, debt financing in an aggregate amount set forth therein (being collectively referred to as the “Debt Financing”; and together with the Equity Financing collectively referred to as the “Financing”). As of the date of this Agreement, neither the Equity Funding Letters nor Debt Commitment Letters have been amended or modified and no such amendment or modification is contemplated, and the respective commitments contained in such letters have not been withdrawn or rescinded. As of the date hereof, there are no side letters or other Contracts or arrangements related to the funding or investing, as applicable, of the financing contemplated pursuant to the Financing Letters other than as expressly set forth in the Financing Letters furnished to the Company pursuant to this Section 5.6 and other than agreements among the Equity Providers regarding the terms of the equity arrangements. Assuming the Financing is funded in accordance with the terms and conditions of the Financing Letters and assuming the accuracy of the representations and warranties set forth in Article III and performance by the Company of its obligations hereunder, the net proceeds contemplated by the Financing Letters will, together with the cash or cash equivalents available to the Company and its Subsidiaries, in the aggregate be sufficient for Buyer and Buyer Sub to consummate the transactions contemplated by this Agreement and the other Transaction Documents on the terms and conditions contemplated hereby and thereby, including the payment of all amounts payable at Closing pursuant to Section 2.1. As of the date of this Agreement, the Financing Letters in the form so delivered are, as to Buyer and, to the best of Buyer’s knowledge, the other parties thereto, valid, binding and enforceable obligations (except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting or relating to creditors’ rights generally; and (ii) is subject to general principles of equity), in full force and effect, and not subject to any conditions precedent or other similar contractual contingencies other than as set forth therein. Buyer has fully paid any and all commitment fees, if any, or other fees required by the Financing Letters to be paid as of the date of this Agreement to the extent the same are due and payable and Buyer is unaware of any fact or occurrence existing on the date hereof that would reasonably be expected to make any of the assumptions or any of the statements set forth in the Financing Letters inaccurate or that would reasonably be expected to cause the Financing Letters to be ineffective. Assuming satisfaction of the conditions set forth in Article VII, as of the date hereof, Buyer has no reason to believe that the conditions to the funding contemplated by the Financing Letters will not be satisfied. The obligations of Buyer under this Agreement are not contingent on the availability of financing for, or related to, the transactions contemplated by this Agreement.

Section 5.7 Guarantee. The Guarantee is in full force and effect and is the valid, binding and enforceable obligation of the Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.

Section 5.8 Solvency. Assuming (a) the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, (b) the accuracy of the representations and warranties set forth in Article III and (c) that immediately prior to the Closing and without giving effect to the Financing or any of the other transactions to occur at Closing, the Company and each of its Subsidiaries are Solvent, immediately after giving effect to the transactions contemplated by this Agreement, Buyer, and each of its respective Subsidiaries shall be Solvent. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or the Company’s Subsidiaries.

Section 5.9 Investment Representation. Buyer is acquiring the Securities for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer acknowledges that the Company Capital Stock has not been registered under the Securities Act or any state or foreign securities laws and that the Company Capital Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Company Capital Stock is registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

Section 5.10 Brokers or Finders. Except as set forth on Schedule 5.10, neither Buyer nor Buyer Sub has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement for which the Company will be responsible prior to the consummation of the Closing.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business. Except with the prior written consent of Buyer, from and after the date of this Agreement and until the consummation of the Closing:

(a) the Company shall and shall cause its Subsidiaries to conduct their businesses in the same manner as heretofore conducted and only in the Ordinary Course of Business;

(b) the Company shall and shall cause its Subsidiaries to use commercially reasonable efforts to: (i) preserve intact the business organization of the Company and its Subsidiaries; (ii) operate the business in the Ordinary Course of Business, including the Company’s and each of its Subsidiaries’ management of cash and working capital (including as regards trade debtors and payment of trade creditors), and in accordance with the Company’s and each of its Subsidiaries’ business, financial and capital expenditure plan; (iii) not shorten or lengthen the customary payment cycles for any of its payables or receivables; (iv) continue in full force and effect without modification any existing policies or binders of insurance currently maintained by the Company or any of its Subsidiaries; and (v) give prompt notice to Buyer upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate, or of any failure of the Company to perform or comply with or satisfy any covenant or agreement to be performed or complied with by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would cause any of the conditions to the Closing set forth in 7.2(a) or (b) to not be satisfied at such time.

(c) the Company shall promptly deliver notice to Buyer in writing of any specific event or circumstance, to the extent not disclosed in the Disclosure Schedules, of which the Company has Knowledge, or of which the Company receives notice, that: (i) has resulted in or would reasonably be expected to result in any of the conditions to the consummation of the transactions contemplated by this Agreement not being satisfied; (ii) the consent of any Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement; (iii) there is any Proceeding pending or, to the Knowledge of the Company, threatened, that relates to the transactions contemplated by this Agreement; (iv) any of the representations, warranties, covenants or agreements of the Company in this Agreement is or may be inaccurate or otherwise breached; or (v) may otherwise be a material development in connection with the transactions contemplated by this Agreement;

(d) the Company shall: (i) perform all acts to be performed by it pursuant to this Agreement; (ii) refrain from taking or omitting to take any action that would violate any of the representations, warranties or covenants of the Company hereunder or render any of them inaccurate or untrue as of the date of this Agreement or the Closing Date or that in any way would reasonably be expected to prevent the consummation of the transactions contemplated hereby or thereby; and (iii) not incur, issue, assume, guarantee or otherwise become liable for any Funded Debt if such action would result in a net increase in the amount of Funded Debt over the amount of Funded Debt as of the date of this Agreement;

(e) the Company shall, and the Sellers shall cause the Company to, not take or refrain from taking any action that, if taken, caused to be taken or refrained from being taken after December 31, 2013 and prior to the date of this Agreement and not set forth on Schedule 3.6 would cause any of the representations and warranties in Section 3.6 (Absence of Certain Changes) to be inaccurate or breached; and

(f) except as required by law, the Company shall not, and shall cause its Subsidiaries not to, and the Sellers shall not cause the Company to, make any material election (or change any previous material election) relating to Taxes, change any material historical practices as to Tax, change any material method of Tax accounting or Tax accounting period, file any Tax Return, enter into any closing agreement relating to Taxes, settle, compromise or consent to any material claim or assessment relating to Taxes, surrender of any material right to claim a refund of Taxes, consent to any waiver of the statute of limitations for any material claim or assessment relating to Taxes, in each case either with respect to the Company or any of its Subsidiaries or otherwise take any action, other than in Ordinary Course of Business, that may result in a material increase of each of the Company’s or any of its Subsidiaries’ Tax liabilities or a material reduction of the Company’s or any of its Subsidiaries’ refunds of Taxes in any taxable period ending following the Closing.

Section 6.2 No Solicitation. From and after the date of this Agreement and until the earlier of the consummation of the Closing or the termination of this Agreement, none of the Sellers nor the Company shall, and they shall not authorize or knowingly permit any of their respective Representatives to, directly or indirectly, (a) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal, (b) furnish to any Person (other than Buyer or any designees of Buyer) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Buyer or any of its Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiries that would reasonably be expected to lead to an Acquisition Proposal, (c) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, or (d) enter into any Contract relating to an Acquisition Proposal. To the extent permitted by applicable Law or confidentiality obligations, the Sellers shall, and the Sellers shall cause the Company to, promptly notify Buyer if any Seller, director or executive officer of the Company becomes aware of any receipt by such Seller or the Company of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. The Sellers, the Company and its Subsidiaries shall, and shall cause their Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Buyer and its Affiliates) conducted heretofore with respect to any of the foregoing.

Section 6.3 Access; Confidentiality.

(a) From and after the date of this Agreement and until the consummation of the Closing, the Company shall, and shall cause its Subsidiaries, to (a) provide to Buyer and its Representatives reasonable access during at reasonable times upon prior notice to the officers, employees, properties, books and records of the Company and its Subsidiaries, and (b) furnish promptly such information concerning the Company and its Subsidiaries as Buyer may reasonably request. Nothing herein shall require the Company or any of its Subsidiaries to disclose information to the extent such disclosure (x) would give rise to a material risk that a waiver of attorney-client privilege, work product doctrine or similar privilege could occur, or (y) is reasonably likely to violate any applicable Law or any confidentiality obligation of such party. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall (i) provide notice to Buyer that such information is being withheld and (ii) use its commercially reasonable efforts to communicate the applicable information to Buyer in a way that would not violate the applicable Law, Contract or obligation or to waive such a privilege.

(b) The parties shall adhere to on the terms and conditions of that certain confidentiality letter dated November 7, 2014 by and between the Company and Partners Group (USA) Inc. (the “Confidentiality Agreement”). For the avoidance of doubt, the terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Buyer or any of its Representatives in connection with any investigation pursuant to the access contemplated by this Section 6.3; provided, that at Closing the Confidentiality Agreement shall automatically terminate.

Section 6.4 Consummation of Agreement.

(a) From and after the date of this Agreement and until the consummation of the Closing, each party hereto shall use commercially reasonable efforts to fulfill and perform all conditions precedent and obligations on its part to be fulfilled and performed under this Agreement and the other Transaction Documents to which it is a party, and to cause the transactions contemplated hereby and thereby to be fully carried out. In furtherance and not in limitation of the foregoing, each party agrees, as applicable, to: (a) file or cause to be filed a Notification and Report Form pursuant to the HSR Act as promptly as practicable following the execution of this Agreement and in the case of filings under the HSR Act no later than ten (10) Business Days after the date of this Agreement; (b) file as promptly as practicable its respective filings and notifications, if any, under any other applicable law, including any applicable Antitrust Law (in which event such filing or notification shall be filed no later than January 15, 2015); and (c) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or by any Government Authority and to take all other actions necessary to cause the expiration or termination of the waiting period under, or obtain the approval under, the HSR Act or any other applicable Law, including any other applicable Antitrust Law, as soon as practicable and in any event, prior to the Termination Date. None of Buyer, Buyer Sub or the Company will directly or indirectly extend any waiting period under the HSR Act or any other Antitrust Law or enter into any agreement with a Government Authority to delay or not to consummate the transactions contemplated by this Agreement except with the prior written consent of the others, which consent shall not be unreasonably withheld in light of closing the transactions contemplated by this Agreement on or before the Termination Date.

(b) From and after the date of this Agreement and until the consummation of the Closing, each party hereto shall, in furtherance of the matters contemplated by Section 6.4(a): (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by any Government Authority or any private party; and (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Government Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated hereby and, unless prohibited by applicable Law, permit the other party to review in advance any proposed communication by such party to any Government Authority or such private party. No party to this Agreement shall agree to participate in any meeting with any Government Authority in respect of any filings, investigation (including any settlement of the investigation), or other inquiry unless it consults with the others in advance and, unless prohibited by applicable Law, gives the other party the opportunity to attend and participate at such meeting. The parties to this Agreement shall provide each other with copies of all correspondence, filings or communications between them or any of their respective representatives, on the one hand, and any Government Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted: (i) to remove references concerning the valuation of the Company and its Subsidiaries; (ii) as necessary to comply with contractual arrangements or applicable Laws; and (iii) as is necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) The parties hereto shall file with the Directorate of Defense Trade Controls (the “DDTC”), U.S. Department of State, the requisite 60-day notice of intended sale or transfer of control of an ITAR registrant to a foreign person, along with all required supporting documentation as specified by the DDTC in its guidance on the topic. In the event the 60-day notice period has not expired at such time, not later than five (5) Business Days prior to the Closing, the Company shall file with the U.S. Department of State, Directorate of Defense Trade Controls (“DDTC”), a notice informing DDTC that the Company, as well as its Subsidiaries identified on the current Form DS-2032 registration statement, are no longer in the business of manufacturing defense articles under the International Traffic in Arms Regulations (“ITAR”). Such notice, which shall comply with the form and guidance provided on DDTC’s website, shall be submitted to Buyer’s counsel for review and comment in draft form at least three (3) business days prior to filing with DDTC. On or before the date of filing of such notice with DDTC, the Company shall (a) cause to be destroyed, transferred, or otherwise lawfully removed from the Company’s possession and control all ITAR-controlled technical data and defense articles, including such technical data in hard copy and electronic formats; and (b) inform all relevant U.S.-based defense industry customers that the Company and its Subsidiaries are no longer in the business of manufacturing defense articles and that no further such orders or technical data should be submitted to the Company or its Subsidiaries.

(d) At least five (5) Business Days prior to the Closing Date, and in compliance with the Indenture, dated July 19, 2011, by and among the Company, Dynacast Finance Inc. (together with the Company, the “Issuers”), the guarantors named therein and Union Bank, N.A. (the “Trustee”), as amended (the “Indenture”), the Company shall cause the Issuers to deliver an Officer’s Certificate (as defined in the Indenture) to the Trustee containing the information described in Section 3.01 and the last paragraph of Section 3.03 of the Indenture, setting forth, among other things, the redemption price and redemption date, in form and substance reasonably satisfactory to Buyer.

Section 6.5 Announcements. From and after the date of this Agreement and until the consummation of the Closing, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party unless otherwise required by Law, regulation or applicable stock exchange regulation (including without limitation the filing of one or more Current Reports on Form 8-K by the Company in respect of the transactions contemplated by the Agreement and any other required disclosure under the Exchange Act), and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

Section 6.6 Director and Officer Liability and Indemnification.

(a) Buyer and Buyer Sub shall cause all rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, managers, officers or employees of the Company or any of its Subsidiaries, as provided in their certificate of incorporation or bylaws (or similar organizational documents with different names) or in indemnification agreements, to survive the consummation of the Closing and to continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date.

(b) On the Closing Date, Buyer shall cause the Company to obtain (at Buyer’s sole cost and expense) a non-cancelable run-off insurance policy (providing coverage that, taken as a whole, is no less favorable than under the Company’s policy as in effect on the date of this Agreement), for a period of six (6) years after the Closing Date to provide directors’ and officers’ insurance and fiduciary liability insurance coverage, comparable in scope to such insurance coverage provided prior to the date hereof, for events, acts or omissions occurring on or prior to the Closing Date (including in connection with this Agreement or the transactions or actions contemplated hereby) for all persons who were directors, managers or officers of the Company or any of its Subsidiaries on or prior to the Closing Date.

(c) In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, the Company shall take all necessary action so that the successors or assigns of the Company, as the case may be, shall succeed to the obligations set forth in this Section 6.6.

(d) The rights of each of the Company’s and its Subsidiaries’ current and former directors, managers, officers and employees under this Section 6.6 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under any applicable Law or under any agreement of any such individual with the Company or any of its Subsidiaries. These rights shall survive the Closing and are intended to benefit, and shall be enforceable by, each such director, manager, officer and employee.

Section 6.7 Financing; Assistance in Financing.

(a) Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letter(s) on or prior to the Closing Date. Such commercially reasonable efforts shall include: (i) maintaining in full force and effect the Debt Commitment Letter(s) in the form provided to the Company on or prior to the date of this Agreement, (ii) satisfying (or obtaining a waiver of) on a timely basis all of the conditions precedent and covenants to the Debt Financing applicable to Buyer that are to be satisfied by Buyer, and (iii) negotiating, executing and delivering definitive documents (“Debt Financing Documents”) that reflect the terms contained in the Debt Commitment Letter(s) (including, as necessary, agreeing to any requested changes to the commitments thereunder in accordance with any “flex” provisions contained in the Debt Commitment Letter(s) or any related fee letter), in each case which terms shall not impose material new conditions precedent to the funding of the Debt Financing at Closing that are not contained in the Debt Commitment Letter(s), or reduce the aggregate amount of the Debt Financing available to be funded on the Closing Date (unless such reduction is matched with an equal increase of the Equity Financing under the Equity Funding Letters). Buyer shall not, and shall not permit any of its controlled Affiliates to, without the prior written consent of the Company, take or fail to take any action or enter into any transaction that could reasonably be expected to materially impair, delay, or prevent consummation of the Debt Financing contemplated by the Debt Commitment Letter(s). Buyer shall use its commercially reasonable efforts to comply with all of its obligations under each of the Debt Financing Documents. Buyer shall obtain the Equity Financing contemplated by the Equity Funding Letters upon satisfaction or waiver of the conditions to the Closing set forth in Section 7.1, 7.2 and 7.3. Buyer shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned) permit or consent to (w) any amendment, supplement or modification to be made to the Equity Funding Letters (other than to increase the amount of Equity Financing), (x) any amendment, supplement or modification to be made to the Debt Commitment Letter(s) if such amendment, supplement or modification would (A) impose new conditions precedent to the funding of the Debt Financing that are not contained in the Debt Commitment Letter(s), (B) reasonably be expected to prevent, materially impede or materially impair the consummation of the Debt Financing to fund the amounts required to be paid by Buyer in connection with the transactions contemplated by this Agreement, (C) reduce the aggregate cash amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing (except as set forth in any “flex” provisions existing on the date of this Agreement)) unless any such reduction is matched with an equal increase of the Equity Financing under the Equity Funding Letters) or (D) otherwise materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or the timing of the Closing (collectively, the “Restricted Commitment Letter Amendments”); provided, that subject to the limitations set forth in this Section 6.7, Buyer may, without the written consent of the Company, amend the Debt Commitment Letter(s) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter(s) as of the date of this Agreement and to grant to such persons such approval rights as are customarily granted to additional lenders, lead arrangers, bookrunners, syndication agents or similar entities, but only if the addition of such additional parties, individually or in the aggregate, would not result in the occurrence of a Restricted

Commitment Letter Amendment), (y) any waiver of any provision or remedy under the Equity Funding Letters or Debt Commitment Letter(s) (other than a condition to funding in favor of the lenders thereunder), or (z) early termination of the Equity Funding Letters or Debt Commitment Letter(s). For purposes of this Agreement, references to the “Debt Commitment Letter(s)” shall include such document(s) as permitted or required by this Section 6.7 to be amended, modified or waived, in each case from and after such amendment, modification or waiver.

(b) Buyer shall promptly (and, in any event, within six (6) Business Days) notify the Company in writing (i) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Debt Commitment Letter(s) or Debt Financing Documents, (ii) any material dispute among the parties to the Debt Commitment Letter(s) or Debt Financing Documents and (iii) of the termination or expiration of the Debt Commitment Letter(s) or Debt Financing Documents.

(c) In the event of any Financing Failure Event, Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable arrange for and obtain as promptly as practicable following the occurrence of any such Financing Failure Event alternative debt financing (the “Alternative Financing”), including from alternative sources on terms not materially less favorable, taken as a whole, to Buyer and its Affiliates, as reasonably determined by Buyer, than the terms of the Debt Commitment Letter(s), in an amount sufficient to consummate the transactions contemplated hereby and perform all of its obligations hereunder, it being understood and agreed that if Buyer proceeds with any Alternative Financing, Buyer shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Agreement with respect to the Debt Financing. In the event that Alternative Financing is obtained, Buyer shall promptly (and, in any event, within ten (10) Business Days) provide the Company with a copy of the new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”). If applicable, any reference in this Agreement to “Debt Financing” shall include “Alternative Financing”, any reference to “Debt Commitment Letter(s)” shall include the “Alternative Financing Commitment Letter” and any references to “Debt Financing Documents” shall include the definitive documentation relating to any such Alternative Financing.

(d) From the date of this Agreement until the Closing Date, the Company shall, and shall cause its Subsidiaries to, and the Sellers shall cause the Company to, use commercially reasonable efforts to cause the respective officers, employees and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide to Buyer, at Buyer’s sole expense, such reasonable cooperation in connection with the arrangement and syndication of the Debt Financing (or any replacement thereof) as may be reasonably requested by Buyer. Such cooperation shall include, without limitation, (i) furnishing Buyer and its financing sources as promptly as reasonably practicable following Buyer’s request, with information (other than financial information, which is covered by clause (ii) below) regarding the Company and its Subsidiaries customary for the arrangement of financings contemplated by the Debt Financing, to the extent reasonably available to the Company and reasonably requested in writing by Buyer to assist in preparation of customary information or offering documents or rating agency or lender presentations relating to such arrangement of financings, and including all information and data necessary to satisfy the conditions set forth in Section 6 of the Debt Commitment Letter(s) (collectively, the “Marketing Material”), (ii) furnishing Buyer and its financing sources as promptly as practicable all financial statements, pro forma financial statements, projections and other financial data and financial information of the Company and its Subsidiaries that is required under the Debt Commitment Letter(s) to consummate the Debt Financing at the time the Debt Financing is to be consummated, including (x) all information and data necessary to satisfy the conditions set forth in Section 6 of the Debt Commitment Letter(s) and (y) audited, interim and other financial statements and all customary information to be included in a bank information memorandum or customary offering memorandum, including, without limitation, the financial data, projections, audit reports, business and other information of the type required by Regulation S-X and Regulation S-K under the Securities Act for an offering of debt securities on Form S-1 and of the type and in the form customarily included in private placements pursuant to Rule 144A under the Securities Act to consummate the offering(s) of debt securities such as the securities contemplated by the Debt Commitment Letter, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made, or as otherwise required in connection with the financings contemplated by the Debt Commitment Letter or as otherwise necessary in order to assist in receiving customary “comfort” from independent accountants in connection with the offering(s) of debt securities contemplated in the Debt Commitment Letter (in each case, except as limited by Section 6.7(e) below) (the information, data, financial statements, pro forma financial statements, business and other financial data and financial information referred to in clause (ii) herein, together with the authorization letter referred to in clause (xi) below, shall constitute the “Financing Information”), (iii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders and purchasers of, the Debt Financing and senior management and officers, employees and advisors, with appropriate seniority and expertise, of the Company), presentations, drafting sessions, road shows, due diligence sessions and sessions with rating agencies, and reasonably cooperating with the marketing efforts of Buyer and the Debt Financing Source, in each case in connection with the Debt Financing, (iv) assisting with the preparation of materials for rating agency presentations, bank information memoranda, offering memoranda, private placement memoranda and similar documents required in connection with the Debt Financing, (v) obtaining title insurance, surveys, comfort letters and legal opinions reasonably requested by Buyer, (vi) taking all corporate actions reasonably requested by Buyer to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Company at Closing, (vii) executing and delivering any customary credit agreements and pledge and security documents and otherwise reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages, other definitive financing documents or other certificates, customary closing certificates and documents as may be reasonably requested by Buyer (provided that no obligation of the Company or any Company Subsidiary under any such agreement or other financing document shall be effective until Closing), (viii) providing customary authorization letters with respect to the bank information memoranda and consents of accountants to the use of their reports in any materials relating to the Debt Financing, (ix) assisting the Financing Sources in benefiting from the existing lending and investment banking relationships of the Sellers, the Company and its Subsidiaries, (x) providing all documentation and other information about the Sellers, the Company and its Subsidiaries as shall have been reasonably requested by the Buyer or the Financing Sources in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, and (xi) cooperating reasonably with the due diligence of the Debt Financing Source, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company. The Company will provide to Buyer and the Debt Financing Sources such information as may be necessary so that the Financing Information and Marketing Material is complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not misleading.

(e) Notwithstanding the foregoing Section 6.7(d), the Company shall not be required to provide, or cause the Company Subsidiaries to provide, cooperation under Section 6.7(d) or this Section 6.7(e) that: (A) unreasonably interferes with the ongoing business of the Company or any Company Subsidiary; (B) causes any representation or warranty in this Agreement to be breached; (C) causes any closing condition set forth in Section 7.1, 7.2 and 7.3 to fail to be satisfied or otherwise causes the breach of this Agreement; or (D) requires the Company, its Subsidiaries or their respective directors, officers, managers or employees to execute, deliver or enter into, or perform any agreement, document or instrument, including any Debt Financing Document, with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing and the directors and managers of the Company and the Company Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, in each case which are effective prior to the Closing. Notwithstanding any other provision set forth herein or in any other agreement between the Company and Buyer (or its Affiliates), the Company agrees that Buyer and its Affiliates may share confidential information regarding the Company and its businesses with the financing sources identified in the Debt Commitment Letters, and that Buyer, its Affiliates and such financing sources may share such information with potential financing sources and investors in connection with the Debt Financing; provided, that the recipients of such information agree to customary (including “click through”) confidentiality arrangements; provided, further, that no Company Contract with a Company Stockholder that terminates at the Closing shall be so shared. Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not be required to provide, or cause the Company Subsidiaries to provide, audited financial statements as of or for the year ended December 31, 2014 (the “2014 Financials”); provided, however, that the Company shall continue to pursue and use its reasonable efforts to obtain the 2014 Financials in the Ordinary Course of Business; provided, further, that any provision or filing by the Company of the 2014 Financials shall not delay the consummation of the Debt Financing. The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the debt financing contemplated by the Debt Commitment Letter(s); provided, that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or the Company Subsidiaries.

(f) Buyer shall (i) promptly upon request by the Company reimburse the Company for all reasonable and documented out-of-pocket costs incurred in good faith by the Company and its Subsidiaries in connection with such cooperation (including those of their accountants, consultants, legal counsel, agents and other Representatives) and (ii) indemnify and hold harmless the Company, and their respective Affiliates and Representatives from and against any and all liabilities suffered or incurred by them in connection with the arrangement of the Debt Financing or providing any of the information utilized in connection therewith.

Section 6.8 R&W Policy. Prior to the Closing, the Company shall, and shall use commercially reasonable efforts to cause its Representatives to, and the Sellers shall cause the Company to, provide to Buyer such cooperation reasonably requested by Buyer that is necessary to obtain a representation and warranty insurance policy issued in the name of Buyer or its Affiliates in connection with the transactions contemplated hereby. The obligations of Buyer and Buyer Sub under this Agreement are not contingent or conditioned on the availability of such insurance for the transactions contemplated by this Agreement.

Section 6.9 Appointment of Sellers’ Representative.

(a) Each of the Sellers does hereby (i) make, constitute and appoint Izurium as the Sellers’ Representative (the “Sellers’ Representative”), as his, her or its agent, to act in his, her or its name, place and stead, as such Seller’s attorney-in-fact to act on behalf of such Seller with respect to all matters contemplated by this Agreement and any other documents and agreements contemplated by this Agreement (including any amendments or waivers to this Agreement), including, (A) to execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any other documents and agreements contemplated by this Agreement (including any amendments or waivers to this Agreement), (B) to make all elections or decisions contemplated by this Agreement and any other agreements contemplated by this Agreement, and (C) to give and receive on behalf of the Sellers any and all notices from or to any Seller or the Sellers hereunder, and (ii) give and grant unto the Sellers’ Representative the power and authority to (A) do and perform each such act and thing whatsoever that the Sellers may or are required to do pursuant to this Agreement and all other documents and agreements executed and delivered by the Sellers in connection with this Agreement, and (B) amend, modify or supplement any of the foregoing in each such Seller’s name, place and stead, as if such Seller had personally done such act, and Izurium as the Sellers’ Representative hereby accepts such appointment. The death, incapacity, dissolution, liquidation, insolvency or bankruptcy of any Seller shall not terminate such appointment or the authority and agency of the Sellers’ Representative. The power-of-attorney granted in this Section 6.10(a) is coupled with an interest and is irrevocable.

(b) The Sellers’ Representative shall not be liable for any act done or omitted under this Agreement in its capacity as the Sellers’ Representative unless such act or omission is found to be grossly negligent or as a result of willful misconduct. The Sellers’ Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Seller, Buyer, Buyer Sub, any third party or any other evidence deemed by the Sellers’ Representative to be reliable, and the Sellers’ Representative shall be entitled to act on the advice of counsel selected by it. The Sellers’ Representative shall be fully justified in failing or refusing to take any action under this Agreement or any related document or agreement unless it shall have received such advice or concurrence of such Sellers as it deems appropriate or it shall have been expressly indemnified to its satisfaction by the Sellers appointing it, severally according to their respective Consideration received, against any and all liability and expense that the Sellers’ Representative may incur by reason of taking or continuing to take any such action.

(c) The Sellers’ Representative shall be entitled to retain counsel and to incur such expenses as the Sellers’ Representative deems to be necessary or appropriate in connection with its performance of its obligations under this Agreement (including engaging an affiliated or third party trust or escrow service to assist in the administrative tasks required to be performed by the Sellers’ Representative hereunder), and, except as otherwise set forth in this Agreement, all such fees and expenses (including reasonable attorneys’ fees and expenses, reasonable fees and expenses of any trust or escrow service and any other amounts in connection with the initiation, defense and/or settlement of claims for indemnification) incurred by the Sellers’ Representative shall be borne by the Sellers pro rata according to their respective Consideration received hereto.

(d) The Sellers hereby agree to indemnify the Sellers’ Representative (in its capacity as such) ratably according to the Consideration received by the Sellers, and to hold the Sellers’ Representative (in its capacity as such) harmless from, any and all losses of whatever kind which may at any time be imposed upon, incurred by or asserted against the Sellers’ Representative in such capacity in any way relating to or arising out of its action or failures to take action pursuant to this Agreement or any related document or agreement or in connection herewith or therewith in such capacity. The agreements in this Section 6.10(d) shall survive termination of this Agreement.

(e) Izurium shall serve as the Sellers’ Representative until its resignation. Upon the resignation of Izurium, the Sellers who represent a majority of the total Consideration shall select a new Sellers’ Representative. Each time a new Sellers’ Representative is appointed pursuant to this Agreement, such Person, as a condition precedent to the effectiveness of such appointment, shall accept such position in writing.

(f) Buyer and Buyer Sub and their Affiliates shall be entitled to rely upon, and shall be fully protected in relying upon, the power and authority of the Sellers’ Representative without independent investigation. Buyer and Buyer Sub and their respective Affiliates shall have no liability whatsoever to the Sellers or any other constituencies for any acts or omissions of the Sellers’ Representative, or any acts or omissions taken or not taken by Buyer, Buyer Sub or any other Persons at the direction of the Sellers’ Representative.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

Section 7.1 Conditions Precedent to the Obligations of All Parties. The obligations of the parties to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent (any one or more of which may be waived in whole or in part by each of the parties):

(a) HSR Act and Other Antitrust Laws. All filings required to be made under the HSR Act and other Antitrust Laws in connection with the transactions contemplated hereby shall have been made and all applicable waiting periods with respect to each such filing, including any extensions thereof, shall have expired or been terminated.

Section 7.2 Conditions Precedent to Obligations of Buyer and Buyer Sub. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent (any one or more of which may be waived in whole or in part by Buyer in its sole discretion):

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 3.1 (Organization, Existence and Good Standing), 3.2 (Power and Authority; Authorization), 3.3 (Non-Contravention), 3.4 (Capitalization of the Company), 3.6 (Absence of Certain Changes) and 3.19 (Brokers or Finders), and the representations and warranties of the Sellers contained in Section 4.1 (Organization, Existence and Good Standing), 4.2 (Power and Authority; Authorization), 4.3 (No Conflicts), 4.4 (Litigation), 4.5 (Ownership), and 4.6 (Brokers or Finders) of this Agreement, shall in each case have been true and correct in all respects when made and as of the Closing as if made at the Closing (other than any such representations and warranties that are expressly made as of a date prior to the Closing Date, which shall be true and correct in all respects as of such date). All other representations and warranties of the Company contained in Article III of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) when made and as of the Closing Date as if made at the Closing Date (other than any such representations and warranties that are expressly made as of a date prior to the Closing Date, which shall be true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Disclosure Schedules but without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) has not had, and would not have, a Material Adverse Effect.

(b) Covenants. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c) Closing Certificate. The Company shall have furnished Buyer with a certificate dated the Closing Date and signed by an officer of the Company to the effect that the conditions set forth in Section 7.2(a) and (b) have been satisfied.

(d) No Injunctions. No party hereto shall be subject to any Order restraining or prohibiting the consummation of the transactions contemplated hereby or by the other Transaction Documents.

(e) Documents. The Company shall have delivered to Buyer all the certificates, instruments, contracts and other documents specified to be delivered by it hereunder, including all documents referred to in Section 1.4(a).

(f) No Material Adverse Effect. Since the date of this Agreement, there has been no development, change, event or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect.

(g) Termination of Certain Agreements. The Company shall have delivered to Buyer evidence reasonably satisfactory to Buyer that the agreements set forth on Schedule 7.2(g) have been terminated or will terminate effective upon the Closing.

(h) Payoff Letters. The Company shall have furnished Buyer with a duly executed pay off letter from each of the holders of the Debt listed on Schedule 7.2(h), certifying that all such Debt owing to such holder shall have been fully paid upon the receipt by such holder of funds and all Liens with respect thereto shall have been released (the “Payoff Letters”).

(i) Notice of Redemption. At least five (5) Business Days prior to the Closing Date, upon timely notification by Buyer of such date, the Company shall cause the Issuers to deliver an Officer’s Certificate to the Trustee containing the information described in Section 3.01 and the last paragraph of Section 3.03 of the Indenture, setting forth, among other things, the redemption price and redemption date, in form and substance reasonably satisfactory to Buyer.

(j) Resignations. The Company shall have delivered to Buyer duly executed written resignations, effective immediately upon the Closing, of all members of the Board, and those certain executive officers designated by the Buyer to the Company in writing no less than ten (10) days prior to the Closing Date, each such resignation to be in a mutually agreeable form confirming that the person resigning has no claims against the Company for loss of office.

(k) Stock Certificates. Each Seller shall have delivered to Buyer at the Closing Date the stock certificates evidencing such Seller’s Securities endorsed in blank for transfer, or accompanied by stock powers or other appropriate transfer documents.

Section 7.3 Conditions Precedent to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent (any one or more of which may be waived in whole or in part by the Company in its sole discretion):

(a) Representations and Warranties. The representations and warranties of Buyer and Buyer Sub contained in Section 5.1 (Organization, Existence and Good Standing), 5.2 (Power and Authority; Authorization), 5.3 (Non-Contravention) and 5.10 (Brokers and Finders) of this Agreement shall have been true and correct in all respects when made and as of the Closing as if made at the Closing (other than any such representations and warranties that are expressly made as of a date prior to the Closing Date, which shall be true and correct in all respects as of such date). All other representations and warranties of Buyer and Buyer Sub contained in Article V of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) when made and at and as of the Closing Date as if made at the Closing Date (other than any such representations and warranties that are expressly made as of a date prior to the Closing Date, which shall be true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Disclosure Schedules but without giving effect to any limitation as to “materiality” set forth therein) would be material to Buyer and Buyer Sub, taken as a whole.

(b) Covenants. Buyer and Buyer Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by Buyer and Buyer Sub at or prior to the Closing Date.

(c) Closing Certificate. Buyer shall have furnished the Company with a certificate dated the Closing Date and signed by an officer of Buyer to the effect that the conditions set forth in Section 7.3(a) and 7.3(b) have been satisfied.

(d) No Injunction. No party hereto shall be subject to any Order restraining or prohibiting the consummation of the transactions contemplated hereby or by the other Transaction Documents.

(e) Documents. Buyer shall have delivered all the certificates, instruments, contracts and other documents specified to be delivered by it hereunder, including all documents referred to in Section 1.4(b).

ARTICLE VIII

NO SURVIVAL

None of the representations and warranties contained in or made pursuant to this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Closing. None of the covenants or agreements contained in this Agreement that are to be performed solely prior to the Closing shall survive the consummation of the Closing.

ARTICLE IX

TERMINATION

Section 9.1 Termination of Agreement.

(a) This Agreement may be terminated at any time on or prior to the Closing:

(i) by the mutual consent of the Sellers’ Representative and Buyer;

(ii) by Buyer or the Sellers’ Representative if the Closing has not occurred by February 20, 2015 (the “Termination Date”); provided, that if the approvals required pursuant to Sections 7.1(a) shall not have been obtained by such date, the Termination Date shall be extended for up to five (5) Business Days until such approvals have been obtained, so long as the parties hereto shall have performed and complied with Section 6.4 in good faith; provided, further, that the right to terminate shall not be available to any party whose (or whose Affiliate’s) breach of, or failure to perform, any of such party’s covenants or agreements contained in this Agreement or the inaccuracy of any such party’s representations or warranties results in or causes the failure of the consummation of the Closing to occur by such date;

(iii) by Buyer or the Sellers’ Representative, if any court or Government Authority of competent jurisdiction in the United States shall have issued an Order, or taken any other action, permanently prohibiting the transactions contemplated by this Agreement, and such Order, or other action, shall have become final and non-appealable;

(iv) by the Sellers’ Representative, if the Sellers and the Company are not then in breach of this Agreement, if there has been any breach of, or failure to perform, any of the covenants or agreements of Buyer or Buyer Sub contained in this Agreement or any inaccuracy of the representations or warranties of Buyer or Buyer Sub that, in the case of any such breach, failure or inaccuracy, has rendered the satisfaction of any condition precedent to the obligations of the Sellers impossible and such violation or breach has not been waived by the Sellers’ Representative;

(v) by Buyer, if the Buyer and Buyer Sub are not then in breach of this Agreement, if there has been any breach of, or failure to perform, any of the covenants or agreements of the Company and the Sellers contained in this Agreement or any inaccuracy of the representations or warranties of the Company that, in the case of any such breach, failure or inaccuracy, has rendered the satisfaction of any condition precedent to the obligations of Buyer and Buyer Sub impossible and such violation or breach has not been waived by Buyer; or

(vi) by the Sellers’ Representative, if all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), and Buyer fails to consummate the Closing within two (2) Business Days following the date the Closing should have occurred pursuant to Section 1.3.

(b) If Buyer or the Sellers’ Representative shall terminate this Agreement pursuant to the foregoing provisions of this Section 9.1, such termination shall be effected by written notice to the other party or parties specifying the provision pursuant to which such termination is made.

Section 9.2 Liabilities Upon Termination. In the event of termination of this Agreement pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party or parties to the other parties, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto and no party shall thereafter be liable to the other hereunder, except (a) for the provisions of this Article IX and Article X (General Provisions); and (b) except as set forth in Section 9.3, nothing herein shall relieve any party hereto of any liability for any willful breach of this Agreement occurring prior to such termination.

Section 9.3 Termination Fee.

(a) If, but only if, this Agreement is terminated by the Sellers’ Representative pursuant to Section 9.1(a)(ii) (but only if all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied, other than those conditions that by their nature are to be satisfied at the Closing), Section 9.1(a)(iv) or Section 9.1(a)(vi), then Buyer shall pay, or cause to be paid, to the Company an amount equal to $50,000,000 (the “Reverse Termination Fee”) not later than the second Business Day following such termination.

(b) Notwithstanding anything to the contrary set forth in this Agreement, except for the Company’s right to seek specific performance in accordance with and subject to the terms and conditions of this Section 9.3(b), the Sellers’ Representative’s right to terminate the Agreement and the Company’s right to receive payment of the Reverse Termination Fee pursuant to Section 9.3(a) shall constitute the sole and exclusive remedy of the Sellers, the Sellers’ Representative and the Company against Buyer, Buyer Sub, the Guarantors, the Debt Financing Sources or any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Buyer Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Buyer Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything contained herein to the contrary, it is explicitly agreed that the Company shall be entitled to obtain an injunction, specific performance or other appropriate form of equitable relief, to cause Buyer to cause, or for Sellers’ Representative or the Company to directly cause, the Equity Financing to be funded at any time if, and only if, each of the following conditions precedent has been satisfied: (i) all conditions precedent in Section 7.1 and Section 7.2 (other than those conditions precedent that by their nature are to be satisfied at the Closing, but subject to the satisfaction of those conditions precedent) have been satisfied, and remain satisfied, at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded and the Closing to be consummated, (ii) the financing provided for by the Debt Financing Documentation (or, if alternative financing is being used in accordance with Section 6.7(c), pursuant to the commitments with respect thereto) has been funded or would be funded at the Closing if the Equity Financing is funded at the Closing, (iii) the Sellers’ Representative has irrevocably confirmed to Buyer in writing that (A) all of the conditions precedent set forth in Section 7.1 and 7.3 have been satisfied (other than those conditions precedent that by their nature are to be satisfied at the Closing, but subject to the satisfaction of those conditions precedent) or that Sellers’ Representative is willing to waive such conditions precedent, and (B) if such injunction, specific performance or other form of equitable relief is granted and the Equity Financing and Debt Financing are funded, then each of the Sellers and the Company will take all actions required of it under this Agreement in order to cause the consummation of the Closing to occur and (iv) this Agreement shall not have been validly terminated. For the avoidance of doubt, (A) nothing in this Section 9.3(b) shall prohibit the Sellers’ Representative or the Company from seeking an injunction, specific performance and/or other equitable relief pursuant to Section 10.13 prior to the conditions to Closing set forth in Article VII being satisfied (other than with respect to the Company’s right to obtain an injunction, specific performance or other appropriate form of equitable relief, to cause Buyer to cause, or for the Company to directly cause, the Equity Financing to be funded at any time, which shall be subject to this Section 9.3(b)), and (B) while the Company may pursue both a grant of specific performance and the payment of the Reverse Termination Fee under Section 9.3, under no circumstances shall the Sellers’ Representative and the Company be permitted or entitled to receive both a grant of specific performance and payment of the Reverse Termination Fee.

(c) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Reverse Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Sellers and the Company in the circumstances in which the Reverse Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if Buyer fails to timely pay any amount due pursuant to this Section 9.3 and, in order to obtain such payment, the Sellers’ Representative or the Company commence a suit that results in a judgment against Buyer for the payment of any amount set forth in this Section 9.3, Buyer shall pay the Company its costs and expenses in connection with such suit, together with interest on such amount at the annual rate of five percent plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 10.1, provided that receipt of copies of such counterparts is confirmed.

Section 10.2 Governing Law. In each case except as expressly set forth in Section 10.16:

(a) This Agreement and (except to the extent, if any, expressly set forth therein) the other Transaction Documents, and any disputes arising hereunder or (except to the extent, if any, expressly set forth therein) thereunder or controversies related hereto, or (except to the extent, if any, expressly set forth therein) thereto, shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts, of the State of Delaware that apply to contracts made and performed entirely within such state.

(b) Any Proceeding with respect to this Agreement or (except to the extent, if any, expressly set forth therein) any other Transaction Document, any matter arising out of or in connection with this Agreement or (except to the extent, if any, expressly set forth therein) any other Transaction Document shall be brought exclusively in the state or federal courts located in the State of Delaware. By execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of such Person’s property, generally and unconditionally, the sole and exclusive jurisdiction of the aforesaid courts and appellate courts thereof. Each party hereto irrevocably consents to service of process in any Proceeding in any of the aforementioned courts by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight delivery service, to such party at such party’s address referred to in Section 10.6. Each party hereto hereby irrevocably and unconditionally waives any objection which such Person may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or (except to the extent, if any, expressly set forth therein) any other Transaction Document brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable Law, not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by Law.

(c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such Person’s property, each such party hereto hereby irrevocably waives such immunity in respect of such Person’s obligations with respect to this Agreement or (except to the extent expressly set forth therein) any other Transaction Document.

(d) Waiver of Jury Trial. EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT (INCLUDING ANY LEGAL PROCEEDING OR COUNTERCLAIM INVOLVING THE DEBT FINANCING SOURCES) OR (EXCEPT TO THE EXTENT EXPRESSLY SET FORTH THEREIN) ANY OTHER TRANSACTION DOCUMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

Section 10.3 Entire Agreement; No Third Party Beneficiary. This Agreement (including all Schedules and Exhibits) and the other Transaction Documents contain the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement are superseded and canceled by, this Agreement and the other Transaction Documents; provided, however, that the Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect in accordance with its term until Closing. This Agreement is not intended to confer upon any Person not a party hereto, other than the Non-Party Affiliate (or their successors and permitted assigns) any rights or remedies hereunder. Notwithstanding the foregoing, the Debt Financing Sources shall be third party beneficiaries of, and shall be entitled to enforce the provisions of this Section 10.3 and Sections 9.3, 10.2, 10.7, 10.9, 10.15 and 10.16.

Section 10.4 Expenses. Except as otherwise specified in this Agreement, all Transaction Expenses shall be borne by the Person incurring such Transaction Expenses, whether or not the Closing shall have occurred, provided that the Company Transaction Expenses in excess of $3,000,000, if any, shall reduce Common Stock Consideration.

Section 10.5 Transfer Taxes. All Transfer Taxes shall be borne fifty (50) percent by the Buyer and fifty (50) percent by the Sellers. Buyer shall prepare and file all Tax Returns required to be filed in respect of such Transfer Taxes, and, if required by applicable law, Sellers will, and will cause their Affiliates to, join in the execution of any such Tax Returns, and costs and expenses associated with the preparation and filing of such Tax Returns shall be borne fifty (50) percent by the Buyer and fifty (50) percent by the Sellers.

Section 10.6 Notices. All notices and other communications under this Agreement and (except to the extent expressly set forth therein) each of the other Transaction Documents will be in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, e-mail, facsimile (or like transmission) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given and accompanied by a copy sent by electronic mail (which such e-mail copy shall not constitute notice), in each case, at such party’s address, facsimile number or e-mail address set forth below or such other address, facsimile number or e-mail address as such party may hereafter specify by notice to the other parties hereto given in accordance herewith. Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile, e-mail or like transmission (or if delivered or transmitted after the recipient’s normal business hours, on the next Business Day), on the next Business Day when sent by overnight delivery services or five (5) days after the date so mailed if by certified or registered mail.

(a) If to the Company, to:

Dynacast International, Inc.

14045 Ballantyne Corporate Place

Suite 300

Charlotte, NC 28277

Fax No.: (704) 927-2791

E-mail: snewman@dynacast.com

Attention: Simon J. Newman

with a copy to:

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, VA 23219

Fax No.: (804) 343-4528

E-mail: dgranger@hunton.com

Attention: Douglas S. Granger

and to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Fax No.: (650) 752-3601

E-mail: dan.kelly@davispolk.com

Attention: Daniel G. Kelly, Jr.

(b) If to Buyer or Buyer Sub, to:

Partners Group Precision Investment Limited

c/o Partners Group (Guernsey) Limited

Fax No.: (212) 908-2601

E-mail: joel.schwartz@partnersgroup.com

Attention: Joel T. Schwartz

with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, New York 10004

Fax No.: (212) 422-4726

E-mail: chuck.samuelson@hugheshubbard.com

Attention: Charles A. Samuelson

Goodwin Procter LLP

620 Eighth Avenue

Telephone No.: (212) 813-8800

Telecopy No.: (212) 355-3333

Email: jleclaire@goodwinprocter.com and jgreyf@goodwinprocter.com

Attention: John R. LeClaire and Jane Greyf

(c) If to Sellers’ Representative, to:

Izurium Dynacast Ltd.

c/o Izurium Capital Advisors Europe LLP

28 Bolton Street

London W1J 8BP, United Kingdom

Fax No.: 44 (0)20 7491 8145

E-mail: thomas.fort@izurium.com

Attention: Thomas Fort

with a copy to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Fax No.: (650) 752-3601

E-mail: dan.kelly@davispolk.com

Attention: Daniel G. Kelly, Jr.

Section 10.7 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign its rights or delegate its obligations, in whole or in part, under this Agreement without the prior written consent of the other parties hereto, provided, further however that Buyer and Buyer Sub may assign their rights, interests and obligations hereunder, without the consent of any Person, to an Affiliate, provided that the Equity Commitment Letters are simultaneously assigned to such Affiliate and the Guarantees continue to be applicable to the obligations of such Affiliate hereunder. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

Section 10.8 Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 10.9 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Buyer, the Company and the Sellers’ Representative; provided, however, that without the express written consent of MIHI, (i) MIHI’s economic rights or consideration to be received under this Agreement may not be adversely affected, (ii) MIHI may not be subjected to increased representations, warranties, liabilities, covenants or obligations under any Transaction Documents, and (iii) the provisions of this Section 10.9 shall not be amended. Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Notwithstanding anything herein to the contrary, any amendment or modification to this Section 10.9, Sections 9.3, 10.2, 10.3, 10.7, 10.15 or 10.16 that is adverse to the Debt Financing Source, shall not be made without the prior written consent of such Debt Financing Source.

Section 10.10 Interpretation; Absence of Presumption.

(a) For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, and Article,

Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless the context otherwise requires or unless otherwise specified; (iv) the word “or” shall not be exclusive; and (v) an item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that is related to the subject matter of such representation, (B) such item is otherwise specifically set forth on the balance sheet or financial statement or (C) such item is reflected on the balance sheet or financial statement and is specifically referred to in the notes thereto. Further, prior drafts of this Agreement or the other Transaction Documents or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any of the other Transaction Documents shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

(b) With regard to each and every term and condition of this Agreement and each of the other Transaction Documents, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any other Transaction Document, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any of the other Transaction Documents.

Section 10.11 Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

Section 10.12 Business Days. If any date provided for in this Agreement shall fall on a day that is not a Business Day, the date provided for shall be deemed to refer to the next Business Day.

Section 10.13 Remedies.

(a) This Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that, subject to Section 9.3, such parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement or the Equity Financing and to enforce specifically the terms and provisions of this Agreement or the Equity Financing shall not be required to provide any bond or other security in connection with any such order or injunction. Nothing in this Section 10.13(b) shall be deemed to permit the Sellers, the Sellers’ Representative, the Company or any Person to seek an injunction, specific performance or other form of equitable relief, to cause Buyer to cause, or for the Company to directly cause, the Equity Financing to be funded and the Closing to be consummated at any time (it being understood that any such matters shall be governed exclusively by Section 9.3(b)).

Section 10.14 Schedules. Any information disclosed in any Schedule shall be deemed fully disclosed for the purposes of all of the Schedules and shall be deemed to qualify all representations and warranties of the Company to the extent reasonably apparent on the face of such disclosure. Neither the specification (directly or indirectly by reference to a defined term hereof) of any dollar amount in the representations and warranties set forth in Article III or V nor the inclusion of any items in the Schedules shall be deemed to constitute an admission by the Company or Buyer, or otherwise imply, that any such amount or such items so included are material for the purposes of this Agreement. The inclusion of, or reference to, any item within any particular Schedule does not constitute an admission by the Company or Buyer that such item meets any or all of the criteria set forth in this Agreement for inclusion on such Schedule.

Section 10.15 No Recourse. This Agreement may only be enforced against, and any claims or causes of action (whether in contract or in tort, at Law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Transaction Documents, or the negotiation, execution or performance of this Agreement or the other Transaction Documents (including any representation or warranty made in or in connection with this Agreement or the other Transaction Documents or as an inducement to enter into this Agreement or the other Transaction Documents), may be made only against the entities that are expressly identified as parties hereto and thereto. No Person who is not a named party to this Agreement or the other Transaction Documents, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement or the other Transaction Documents (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, at Law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Transaction Document (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Document (as the case may be) or the negotiation or execution hereof or thereof; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

Section 10.16 Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring or support any person in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letter(s) or the performance thereof or the financing contemplated thereby, in any forum other than, and will be subject to the exclusive jurisdiction of, the federal and New York state courts located in the Borough of Manhattan within the City of New York and hereby waive to the fullest extent permitted by law, any objection that any of them may have to the laying of venue of, and their defense of inconvenient forum to the maintenance of, any such legal proceeding in any such court; (ii) agrees that, except as specifically set forth in the Debt Commitment Letter(s), all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against the Debt Financing Source in any way relating to the Debt Commitment Letter(s) or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letter(s) or the performance thereof or the financings contemplated thereby.

[The next page is the signature page]

The parties have caused this Agreement to be duly executed as of the date first above written.

DYNACAST INTERNATIONAL, INC.

By:	/s/ Simon J. Newman
	Name:	Simon J. Newman
	Title:	Chief Executive Officer

The parties have caused this Agreement to be duly executed as of the date first above written.

PRECISION SUB, INC.

By:	/s/ Joel Schwartz
	Name:	Joel Schwartz
	Title:	Chief Executive Officer

By:	/s/ Jonathan Schilowitz
	Name:	Jonathan Schilowitz
	Title:	Vice President

The parties have caused this Agreement to be duly executed as of the date first above written.

KENNER EQUITY MANAGEMENT, LLC

By:	/s/ Thomas M Wolf
	Name:	Thomas M Wolf
Title:

KENNER DYNACAST PARTNERS L.P.

By:	/s/ Thomas M Wolf
	Name:	Thomas M Wolf
Title:

The parties have caused this Agreement to be duly executed as of the date first above written.

By:	/s/ Simon J. Newman
	Name:	Simon J. Newman

By:	/s/ Adrian Murphy
	Name:	Adrian Murphy

By:	/s/ David J. Angell
	Name:	David J. Angell

By:	/s/ Joseph Ungerhofer
	Name:	Joseph Ungerhofer

By:	/s/ Thomas Kerscher
	Name:	Thomas Kerscher

solely in their capacities as Common Equityholders and not in any other capacity

The parties have caused this Agreement to be duly executed as of the date first above written.

MIHI LLC

By:	/s/ Tobias Bachteler
	Name:	Tobias Bachteler
	Title:	Vice President

MIHI LLC

By:	/s/ Duncan Murdoch
	Name:	Duncan Murdoch
	Title:	Vice President

The parties have caused this Agreement to be duly executed as of the date first above written.

IZURIUM DYNACAST LTD.,

In its capacity as a Seller and as Sellers’ Representative

By:	/s/ Roman Mironchik
	Name:	Roman Mironchik
	Title:	Director

The parties have caused this Agreement to be duly executed as of the date first above written.

W CAPITAL DYNACAST LLC

By:	/s/ Stephen Wertheimer
	Name:	Stephen Wertheimer
	Title:	Managing Member

The parties have caused this Agreement to be duly executed as of the date first above written.

LAUREL CROWN DYNACAST HOLDINGS LLC

By:	/s/ Stephen E. Paul
	Name:	Stephen E. Paul
	Title:	Managing Director

The parties have caused this Agreement to be duly executed as of the date first above written.

TOWER SQUARE CAPITAL PARTNERS III, L.P.

By: Babson Capital Management LLC, as Investment Manager

By:	/s/ Christopher P. Dowd
	Name:	Christopher P. Dowd
	Title:	Managing Director

TOWER SQUARE CAPITAL PARTNERS III-A, L.P.

By: Babson Capital Management LLC, as Investment Manager

By:	/s/ Christopher P. Dowd
	Name:	Christopher P. Dowd
	Title:	Managing Director

TOWER SQUARE CAPITAL PARTNERS III-B, L.P.

By: Babson Capital Management LLC, as Investment Manager

By:	/s/ Christopher P. Dowd
	Name:	Christopher P. Dowd
	Title:	Managing Director

PARTNERS GROUP PRECISION INVESTMENT LIMITED

By:	/s/ Brett McFarlane		/s/ Mark Rowe

	Name:	Brett McFarlane	Mark Rowe
	Title:	Authorised Signatory	Director

CERTAIN DEFINED TERMS

1. For purposes of this Agreement to which this Exhibit A is attached, the following terms shall have the respective meanings specified below.

“Affiliate” means, as to any specified Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with, such specified Person.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, Orders, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Acquisition Proposal” means” means any proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues or net income of the Company and its Subsidiaries, in each case taken as a whole, or 15% or more of the aggregate equity interests of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the aggregate equity interests of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the acquisition of 15% or more of the aggregate equity interests or assets of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Board” means the board of directors of the Company.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to remain closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s common stock, par value $0.001 per share.

“Common Stock Consideration” means (i) $600,000,000 less (ii) the Funded Debt Excess Amount and less (iii) the amount, if any by which the Company Transaction Expenses exceed $3,000,000.

“Company Capital Stock” means Series A Preferred Stock, Series B Preferred Stock and Common Stock.

“Company Contract” means any Contract to which the Company or any of its Subsidiaries is a party or to which any of the assets or properties of the Company or any of its Subsidiaries is bound or otherwise subject.

“Company Intellectual Property” means any and all Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Company SEC Reports” all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed or furnished by the Company to the Securities and Exchange Commission (the “SEC”) since December 31, 2011, including all exhibits thereto.

“Company Securityholders” means the Company Stockholders and the holders of the Warrants and the RSUs.

“Company Stockholders” means the holders of the Company Capital Stock.

“Company Transaction Expenses” means all fees, costs and expenses of the Company and, if required to be paid or reimbursed by the Company, the Company Securityholders incurred as a result of or in connection with (or otherwise subject to reimbursement in connection with) the negotiation, preparation and consummation of the transactions contemplated by this Agreement and the Transaction Documents, whether or not paid prior to the Closing, including (i) all investment banking, accounting, consulting, attorney or other professional fees and (ii) fifty percent of any filing fees related to the HSR Act or other Antitrust Laws.

“Company Products” means any product marketed by the Company or any of its Subsidiaries, together with an derivative thereof or modification thereto.

“Compliant” means, with respect to the Financing Information and Marketing Material, that such Financing Information and Marketing Material does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Financing Information or Marketing Material not misleading in light of the circumstances in which made.

“Consideration” means the sum of the Common Stock Consideration, the Series A Preferred Stock Consideration, Series B Preferred Stock Consideration and Warrant Consideration.

“Contract” means any oral or written agreement, arrangement, instrument, contract, undertaking, mortgage, indenture, lease, license or other understanding.

“Debt” means, with respect to any Person: (a) all indebtedness of such Person, whether or not contingent, for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services, including, without limitation, any earn-out (whether or not contingent); (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit, bank guaranties, security bonds or similar facilities; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all indebtedness of others referred to in clauses (a) through (g) above or otherwise guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person

“Disclosure SEC Reports” means the Company’s filings with the SEC during calendar year 2014 on Forms 10-K, 10-Q and 8-K.

“Environmental Claims” means all written claims, demands, notice of noncompliance or violation or legal proceedings by any Government Authority or any other Person alleging liability arising under any Environmental Law.

“Environmental Laws” means all federal, state and local Laws arising out of or relating to: (a) emissions, discharges, releases or threatened releases of any Hazardous Substance into the environment (including ambient air, surface water, ground water, land surface or subsurface strata); (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Substance; (c) liability for personal injury or property damage arising out of the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, handling, emission, discharge, release, threatened release, or presence of Hazardous Substances at real property (whether or not owned, leased or used by either Company); (d) remediation, reclamation or restoration of real property (whether or not owned, leased or used by either Company); and (e) workplace health and safety and protection of employees from workplace hazards.

“Employees” means employees of the Company or any of its Subsidiaries.

“Environmental Permits” means all Permits required under Environmental Laws for the business and operations of the Company and its Subsidiaries.

“Financing Failure Event” means Buyer’s becoming aware of any of the following: (a) the commitments with respect to all or any portion of the Debt Financing expiring or being terminated; (b) for any reason, all or any portion of the Debt Financing becoming unavailable on the terms and conditions in the Debt Commitment Letter (including, as necessary, any “flex” provisions contained in the Debt Commitment Letter or any related fee letter); or (c) a material breach, threatened (in writing) breach or repudiation by any party to the Debt Commitment Letter.

“Foreign Export and Import Laws” means the Laws of a foreign Government Authority regulating exports, imports or re-exports to or from such foreign country, including the export or re-export of any goods, services or technical data, and economic sanctions imposed by a foreign Government Authority.

“Fully Diluted Common Shares” means the aggregate number of shares of Common Stock (i) issued and outstanding immediately prior to the Closing, plus (ii) issuable upon the exercise in full of all securities exercisable for or convertible into Common Stock, including Warrants and RSUs outstanding immediately prior to the Closing including, for the avoidance of doubt, any shares to be contributed at the Roll-Over.

“Funded Debt” means the outstanding principal amounts under (i) the Company’s Senior Secured First Lien Term Loan dated as of July 19, 2011, as amended, (ii) the 9.25%

Senior Secured Second Lien Notes due 2019, (iii) the ERP Fonds Austria Wirtschaftsservice loan and (iv) any short-term or long-term debt resulting from the issuance of new debt securities or borrowings under the Company’s Senior Secured First Lien Revolving Credit Facility dated as of July 19, 2011, as amended. For the avoidance of doubt, the redemption price of the Series A Preferred Stock and the Series B Preferred Stock shall not be deemed to be “Funded Debt.”

“Funded Debt Excess Amount” means the amount, if any, by which (i) the Funded Debt of the Company and its Subsidiaries as of the date of this Agreement exceeds (ii) the Funded Debt of the Company and its Subsidiaries as of October 28, 2014.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means the United States generally accepted accounting principles.

“Government Authority” means any government, any governmental, administrative or regulatory entity, authority, commission, board, agency, instrumentality, bureau or political subdivision and any court, tribunal or judicial body.

“Hazardous Substance” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now or hereafter defined, listed or identified as “hazardous” (including “hazardous materials” or “hazardous wastes”), “toxic,” a “pollutant” or a “contaminant” pursuant to any Law including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, petroleum (including its derivatives, by-products or other hydrocarbons); and any other substance that is subject in any respect to any Law, or that poses or could pose a threat or nuisance to health or the environment.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and rules and regulations promulgated thereunder.

“Intellectual Property Rights” means all intellectual property rights including: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof throughout the world (“Patents”); (ii) copyrights, copyrights registrations and applications (“Copyrights”); (iii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); (iv) trade secret rights in business, technical and other types of confidential information (“Trade Secrets”); and (e) any similar or equivalent rights to any of the foregoing.

“Knowledge” means, with respect to the Company, the actual knowledge after due inquiry of any of Simon Newman, Adrian Murphy, Larry G. Powell, Keith Weidman, Victor Gan, Bill Hashe, David Angell or Tom Kerscher.

“Laws” means all laws, constitutions, statutes, directives, codes, ordinances, decrees, rules, regulations and policies of any Government Authority, including general principles of common and civil law and equity, including, for the avoidance of doubt, the European Union and any of its bodies and authorities existing from time to time.

“Leased Real Property” means the real property subject to the leases.

“Lien” means any lien, charge, claim, encumbrance, pledge, encroachment, license, deed of trust, deed restriction, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, tenancy, license, covenant, right-of-way, easement, other lien, claim or other similar encumbrance of any kind (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Marketing Period” has the meaning assigned to it in the Debt Commitment Letters.

“Material Adverse Effect” means any event, circumstance, change in or effect on the Company or any of its Subsidiaries that has or is reasonably likely to have a material adverse effect on (a) the business, results of operations or the financial condition of the Company or its Subsidiaries, taken as a whole, or (b) the ability of the Company to perform its obligations under the Agreement and the other Transaction Documents; provided, however, that none of the following shall be considered in determining whether there has been a “Material Adverse Effect”: (v) events, circumstances, changes or effects that generally affect the industries in which the Company or any of the Subsidiaries operate (including legal and regulatory changes); (w) general economic or political conditions or events or conditions, including the results of primary or general elections; (x) changes in Law or GAAP; or (y) the existence or occurrence or continuation of any war or other international hostilities; provided, further, however, that the exceptions contained in the foregoing clauses (v) - (y) shall not apply to the extent that such circumstance, change or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to the adverse impact such circumstance, state of facts or matters, change, event, occurrence, action or omission has on other companies operating in the industries or markets in which the Company and its Subsidiaries operate.

“Order” means any order, award, injunction, judgment, decree, ruling or verdict, writ, stipulation, determination, settlement or other decision issued, promulgated or entered by or with any Government Authority.

“Ordinary Course of Business” means, with respect to an action taken by a Person:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(b) such action is not required to be authorized by the board of directors (or similar governing body) or equity holders of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.

“Per Share Common Stock Consideration” means the Common Stock Consideration divided by the Fully Diluted Common Shares.

“Per Share Series A Preferred Stock Consideration” means (a) $1,000.00, plus (b) an amount equal to all accrued and unpaid dividends on such share from the date the Series A Preferred Stock was first issued to (and including) the Closing Date and as set forth on the Spreadsheet as the “Per Share Series A Preferred Stock Consideration”.

“Per Share Series B Preferred Stock Consideration” means (a) $1,000.00, plus (b) an amount equal to all accrued and unpaid dividends on such share from the date the Series B Preferred Stock was first issued to (and including) the Closing Date and as set forth on the Spreadsheet as the “Per Share Series B Preferred Stock Consideration”.

“Per Share Warrant Consideration” means, with respect to any Warrant, (a) the Per Share Common Stock Consideration minus (b) the per share exercise price of such Warrant, as set forth on Annex I hereto.

“Permits” means all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings which are required to be made with or required under all applicable Laws.

“Permitted Liens” means any of the following: (a) Liens for Taxes not yet due, or that are being contested in good faith by appropriate proceedings; provided that an appropriate reserve has been established therefor in accordance with GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens that are not yet due or that are being contested in good faith and by appropriate proceedings; (c) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (d) Liens imposed by applicable Law (other than Tax Law); (e) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (f) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the Ordinary Course of Business consistent with past practice; (g) Liens or other defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (h) Liens the existence of which are disclosed in the Company Financial Statements or the Company Disclosure Schedules; (i) statutory, common law or contractual liens of landlords; and (j) with respect to Intellectual Property, restrictions associated with licenses and covenants.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

“Proceeding” means an action, arbitration, audit, suit or proceeding, at law or in equity.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Series A Preferred Stock Consideration” means the product of (a) the Per Share Series A Preferred Stock Consideration, and (b) the number of shares of Series A Preferred Stock outstanding immediately prior to the Closing.

“Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.001 per share.

“Series B Preferred Stock Consideration” means the product of (a) the Per Share Series B Preferred Stock Consideration, and (b) the number of shares of Series B Preferred Stock outstanding immediately prior to the Closing.

“Series B Preferred Stock” means the Company’s Series B Preferred Stock, par value $0.001 per share.

“Solvent” means that such Person (a) has property with fair value greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (b) has assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) is be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which their property would constitute an un-reasonably small capital.

“Spreadsheet” means a spreadsheet, in the form attached to the Agreement as Exhibit C, which shall include, as of the Closing, (a)(i) the names of all Company Stockholders and their respective addresses, (ii) the number and type of shares of Company Capital Stock held by each Company Stockholder, (iii) the respective certificate numbers held by each Company Stockholder, (iv) the aggregate portion of the Consideration to be paid to each Company Stockholder at Closing in respect of such shares of Company Capital Stock, (b)(i) the Per Share Common Stock Consideration, (ii) the Per Share Series A Preferred Stock Consideration, (iii) the Per Share Series B Preferred Stock Consideration, (iv) the aggregate Consideration and (v) the Roll-Over Consideration; (c)(i) the names of all holders of Warrants and their respective addresses, (ii) the aggregate portion of the Consideration to be paid to each holder of Warrants and RSUs. Such amounts payable to (i) each class and series of Company Capital Stock shall be determined based on (and shall take into consideration) the relative priorities and preferences of each class of Company Capital Stock upon a liquidation, dissolution or winding up of the Company (including a deemed liquidation event), all as set forth in the Company Charter Documents, (ii) each holder of the Warrants, shall be determined in accordance with the terms of the Warrants and (iii) each holder of the RSUs, shall be determined in accordance with the terms of the RSUs after giving effect to the acceleration of such RSUs immediately prior to the Closing.

“Subsidiary” means, with respect to any Person, any corporation, association, limited liability company or other business entity of which at least 50% of (i) the total equity interest or (ii) the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof.

“Tax Returns” means all returns, declarations, reports, election estimates, and information statements and returns required or permitted to be filed with a Taxing Authority relating to Taxes, including, but not limited to, original returns and filings, amended returns, claims for refunds, information returns, ruling requests, administrative or judicial filings, accounting method change requests, responses to revenue agents’ reports (federal, state, foreign, municipal or local) and settlement documents, and any schedules or exhibits attached to any of the foregoing and any amendments to any of the foregoing.

“Tax” or “Taxes” means: (a) all taxes (whether federal, state, county or local), fees, levies, customs duties, assessments or charges of any kind whatsoever, including gross income, net income, gross receipts, profits, windfall profits, sales, use, occupation, value-added, ad valorem, transfer, license, franchise, withholding, payroll, employment, excise, estimated, stamp, premium, capital stock, production, net worth, alternative or add-on minimum, environmental, business and occupation, disability, severance, or real or personal property taxes or escheat or unclaimed property liabilities imposed by any Taxing Authority together with any interest, penalties, or additions to tax imposed with respect thereto; and (b) any obligations under any tax sharing, tax allocation, or tax indemnity agreements or arrangements with respect to any Taxes described in clause (a) above.

“Taxing Authority” means any Government Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

“Transaction Documents” means the Agreement and the other agreements, instruments and documents contemplated hereby and thereby, including each annex, exhibit or Schedule hereto and thereto.

“Transaction Expenses” means the fees and expenses (including the fees of any attorneys, accountants, investment bankers or others) incurred in connection with the Agreement and the other Transaction Documents and the transactions contemplated thereby.

“Transfer Taxes” means all transfer, documentary, sales, use stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Agreement and the other Transaction Documents and the transactions contemplated thereby.

“U.S. Export and Import Laws” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR 120 130), the Export Administration Act of 1979, as amended (50 U.S.C. 2401-2420), the Export Administration Regulations (EAR) (15 CFR 730-774), regulations administered by the U.S. Office of Foreign Assets Control (31 CFR Parts 500-598), the laws and regulations administered by Customs and Border Protection (19 CFR Parts 1-199) and all other United States laws and regulations regulating exports, imports or re-exports to or from the United States, including the export or re-export of goods, services or technical data from the United States of America, and all other Laws imposing economic sanctions against foreign countries or Persons.

“WARN” means the Worker Adjustment and Retraining Act of 1988, as amended.

“Warrant Consideration” means the product of (a) the Per Share Warrant Consideration, and (b) the number of Warrants outstanding immediately prior to the Closing.

2. The following terms are defined in the sections of the Agreement indicated:

Defined Term	Section
2014 Financials	6.7(e)
Agreement	Preamble
Alternative Financing	6.7(c)
Alternative Financing Commitment Letter	6.7(c)
Benefit Plans	3.16(a)
Buyer	Preamble
Buyer Related Parties	9.3(b)
Buyer Sub	Preamble
Closing	1.3
Closing Date	1.3
Common Equityholders	Preamble
Company	Preamble
Company Charter Documents	3.1
Company Financial Statements	3.5(a)
Company Registered Intellectual Property	3.13(a)
Confidentiality Agreement	6.3(b)
Copyright	Exhibit A
Current Balance Sheet	3.5(e)
DDTC	Section 6.4(c)
Debt Commitment Letters	5.6
Debt Financing	5.6
Debt Financing Documents	6.7(a)
Debt Financing Source	5.6
Equity Financing	5.6
Equity Funding Letters	5.6
Equity Providers	5.6
ERISA Affiliate	3.16(f)
Exchange Act	3.5(d)
Financing	5.6
Financing Information	6.7(d)
Financing Letters	5.6
Financing Sources	5.6
Guarantors	Preamble
Guarantees	Preamble
Indenture	6.4(d)
Insurance Policies	3.17
Issuers	6.4(d)
ITAR	Section 6.4(c)
Marketing Material	6.7(d)
Material Contracts	3.11(a)
MIHI	Preamble
Multiemployer Plan	3.16(f)
Non-Party Affiliates	10.15
Non-U.S. Benefit Plan	3.16(a)
Owned Real Property	3.12(a)

Patent	Exhibit A
Payoff Letters	7.2(h)
PBGC	3.16(e)
Pension Plan	3.16(d)
Preferred Equityholder	Preamble
Proscribed Recipient	3.21
Restricted Commitment Letter Amendments	6.7(a)
Reverse Termination Fee	9.3(a)
Roll-Over Consideration	Preamble
Roll-Over Stockholder	Preamble
RSU	Preamble
SEC	3.5(d)
Securities	Preamble
Securities Act	3.5(d)
Seller	Preamble
Seller Release	Section 1.4(a)(iii)
Subsidiary Charter Documents	3.1
Subsidiary Shares	3.4(b)
Termination Date	9.1(a)(ii)
Trademark	Exhibit A
Trustee	6.4(d)
Warrants	Preamble